--------------------------------------------------------------------------------

     As filed with the Securities and Exchange Commission on April 23, 2002
                                                      Registration No. 333-76018

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 Amendment No. 3
                                       to
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         PRG-SCHULTZ INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

             GEORGIA                                     58-2213805
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)

                            2300 Windy Ridge Parkway
                                 Suite 100 North
                           Atlanta, Georgia 30339-8426
                                 (770) 779-3900
                 (Address, including zip code, telephone number,
                      including area code, of registrant's
                          principal executive offices)


                           CLINTON MCKELLAR, JR., ESQ.
                                 General Counsel
                         PRG-Schultz International, Inc.
                    2300 Windy Ridge Parkway, Suite 100 North
                           Atlanta, Georgia 30339-8426
                                 (770) 779-3900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   COPIES TO:

                           B. Joseph Alley, Jr., Esq.
                            Arnall Golden Gregory LLP
                            2800 One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3450
                                 (404) 873-8688


     Approximate Date of Commencement of Proposed Sale To The Public: From time to time after the effective date of this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

--------------------------------------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS INCOMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED APRIL 23, 2002

                                   PROSPECTUS

                                  $115,500,000

                         PRG-SCHULTZ INTERNATIONAL, INC.

               4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006 AND
          SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     In November and December 2001, we issued and sold $125,000,000 aggregate principal amount of our 4 3/4% Convertible Subordinated Notes due 2006 in a private offering. This prospectus will be used by selling securityholders to resell $115,500,000 of the notes and the common stock issuable upon conversion of such notes. Interest on the notes is payable in arrears on May 26 and November 26 of each year, beginning on May 26, 2002. The notes mature on November 26, 2006 unless earlier converted or redeemed.

     The notes are convertible, at the option of the holder, at any time on or prior to maturity, into shares of common stock of PRG-Schultz International, Inc. The notes are convertible at a conversion price of $7.74 per share, which is equal to a conversion rate of 129.1990 shares per $1,000 principal amount of notes, subject to adjustment. Our common stock is traded on The Nasdaq National Market under the symbol "PRGX." On April 22, 2002, the last reported bid price of our common stock on The Nasdaq National Market was $ 14.57 per share.

     We may redeem some or all of the notes at any time after November 26, 2004 at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest, if any, to the redemption date, if the closing price of our common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the optional redemption notice.

     The notes are our general unsecured indebtedness and are subordinated to all of our existing and future senior indebtedness, and will be effectively subordinated to all of the indebtedness and liabilities of our subsidiaries. The indenture governing the notes does not limit the incurrence by us or our subsidiaries of senior indebtedness or other indebtedness.

     We will not receive any proceeds from the sale by the selling securityholders of the notes or the common stock issuable upon conversion of the notes. Other than selling commissions and fees and stock transfer taxes, we will pay all expenses of the registration of the notes and the common stock and the other expenses specified in the registration rights agreement.

     INVESTING IN THE NOTES AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is April , 2002.

                                TABLE OF CONTENTS

SUMMARY......................................................................1

RISK FACTORS.................................................................5

FORWARD-LOOKING STATEMENTS..................................................13

INCORPORATION BY REFERENCE..................................................13

RATIO OF EARNINGS TO FIXED CHARGES..........................................15

USE OF PROCEEDS.............................................................15

PRICE RANGE OF COMMON STOCK.................................................15

DIVIDEND POLICY.............................................................15

DESCRIPTION OF THE NOTES....................................................16

DESCRIPTION OF CAPITAL STOCK................................................30

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.............................35

SELLING SECURITYHOLDERS.....................................................42

PLAN OF DISTRIBUTION........................................................45

LEGAL MATTERS...............................................................48

EXPERTS.....................................................................48

WHERE YOU CAN FIND MORE INFORMATION.........................................48


                                ----------------

     As used in this prospectus, the terms "we," "us" and "our" refer to PRG-Schultz International, Inc., a Georgia corporation ("PRG-Schultz"), f/k/a The Profit Recovery Group International, Inc. ("PRG"), and its subsidiaries unless otherwise stated.

                                     SUMMARY

     This summary may not contain all of the information that you should consider before investing in our notes.

                         PRG-SCHULTZ INTERNATIONAL, INC.

OUR BUSINESS

     We are the leading worldwide provider of recovery audit services, with revenues from continuing operations for 2001 of approximately $259.3 million, more than double those of our nearest competitor. Our clients consist primarily of large and mid-size businesses having numerous payment transactions with many vendors. These businesses include, but are not limited to:

     o retailers such as discount, department, specialty, grocery and drug stores;

     o    manufacturers  of  high-tech  components,  pharmaceuticals,   consumer
          electronics, chemicals and aerospace and medical products;

     o wholesale distributors of computer components, food products and pharmaceuticals;

     o    healthcare   providers  such  as  hospitals  and  health   maintenance
          organizations; and

     o service providers such as communications providers, transportation providers and financial institutions.

     We currently have approximately 3,500 employees serving clients in over 40 countries. Our continuing operations have two operating segments, consisting of Accounts Payable Services, that offers different types of recovery and cost containment services, and Other Ancillary Services, consisting of our Meridian, Ship & Debit and Communications businesses.

THE RECOVERY AUDIT INDUSTRY

     Businesses that make substantial volumes of payments involving multiple vendors, numerous discounts and allowances, fluctuating prices and complex pricing arrangements find it difficult to detect all payment errors. Although these businesses process the vast majority of payment transactions correctly, a small number of errors occur, resulting from vendor pricing errors, missed or inaccurate discounts, allowances and rebates, incorrect freight charges or duplicate payments. In the aggregate, these transaction errors can represent meaningful lost profits that can be particularly significant for businesses with relatively narrow profit margins.

     Although some businesses routinely maintain internal recovery audit departments assigned to recover selected types of payment errors and identify opportunities to reduce costs, independent recovery audit firms are often retained as well due to their specialized knowledge and focused technologies.

     In the U.S., Canada, the United Kingdom and Mexico, large retailers routinely engage independent recovery audit firms as standard business practice, and businesses in other industries are increasingly using independent recovery audit firms. Outside the U.S., Canada, the United Kingdom, and Mexico, we believe that large retailers and many other types of businesses are also increasingly engaging independent recovery audit firms.

     Businesses are increasing the use of technology to manage complex accounts payable systems and realize greater operating efficiencies. Many businesses worldwide communicate with vendors electronically to exchange inventory and sales data, transmit purchase orders, submit invoices, forward shipping and receiving information and remit payments. These paperless transactions are widely referred to as Electronic Data Interchange, or "EDI", and implementation of this technology is maturing. EDI, which typically is carried out using private, proprietary networks, streamlines processing large numbers of transactions, but does not eliminate payment errors because operator input errors may be replicated automatically in thousands of transactions. EDI systems typically generate significantly more individual transaction details in electronic form, making these transactions easier to audit than traditional paper-based accounts payable systems. Recovery audit firms, however, require sophisticated technology in order to audit EDI accounts payable processes effectively.

     We believe that newly emerging procurement technologies involving the Internet will significantly enhance recovery audit opportunities in both the short term and long term.

     We also believe that many businesses are increasingly outsourcing internal recovery functions to independent recovery audit firms.

     The domestic and international recovery audit industry is characterized by a small number of firms with a national and international presence. In addition, there are many local and regional firms. Many of the smaller firms lack the centralized resources or broad client base to support technology investments required to provide comprehensive recovery audit services for large, complex accounts payable systems. These firms are less equipped to audit large EDI accounts payable systems. In addition, because of limited resources, most of these firms subcontract work to third parties and may lack experience and the knowledge of national promotions, seasonal allowances and current recovery audit practices. As a result, we believe significant opportunities exist for recovery audit firms with a national and international presence, well-trained and experienced professionals, and the advanced technology required to audit increasingly complex accounts payable systems.

THE  RECENT   ACQUISITION  OF  THE  BUSINESS  OF  HOWARD  SCHULTZ  &  ASSOCIATES
INTERNATIONAL, INC. AND AFFILIATES

     On January 24, 2002, we completed the acquisition of the business of Howard Schultz & Associates International, Inc., or HSA-Texas, and certain of its affiliates for aggregate consideration of 14,759,970 shares of our common stock, options to purchase approximately 1.1 million shares of our common stock and the assumption of certain liabilities. In connection with the completion of the acquisition, we changed our name from "The Profit Recovery Group International, Inc." to "PRG-Schultz International, Inc."

     Prior to the acquisition, HSA-Texas was our principal competitor, with operations throughout the U.S. and internationally. HSA-Texas had revenues of approximately $143.1 million for the year ended December 31, 2001.

                             -----------------------


     Our executive offices are located at 2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Georgia 30339-8426, and our telephone number is (770) 779-3900. Our Web site address is www.prgx.com. Information contained on our Web site is not incorporated by reference in this prospectus and should not be considered part of this prospectus.

                                  THE OFFERING

     The following is a brief summary of the terms of this offering. For a more complete description see "Description of the Notes" below.

Issuer...............................................        PRG-Schultz International, Inc.

Notes offered........................................        $115,500,000   aggregate   principal   amount  of  4 3/4%
                                                             convertible subordinated notes due 2006.

Notes offered by ....................................        Selling  securityholders  named  herein.  See "Selling
                                                             Securityholders."

Maturity.............................................        November 26, 2006.

Interest.............................................        4 3/4%  per  year  on  the  principal   amount,   payable
                                                             semiannually on May 26 and  November 26,  beginning on
                                                             May 26, 2002.

Conversion rights....................................        The  notes  are  convertible,  at  the  option  of the
                                                             holder,  at any  time on or  prior  to  maturity  into
                                                             shares of our common  stock at a  conversion  price of
                                                             $7.74 per share,  which is equal to a conversion  rate
                                                             of  129.1990  shares  per $1,000  principal  amount of
                                                             notes.    The   conversion   price   is   subject   to
                                                             adjustment.      See      "Description      of     the
                                                             Notes--Conversion Rights."

Ranking..............................................        The notes are  unsecured  and  subordinated  to all of
                                                             our  existing  and  future  senior   indebtedness  and
                                                             effectively   subordinated  to  all  indebtedness  and
                                                             other  liabilities  of our  subsidiaries.  At February
                                                             28, 2002,  we had $8.0 million in senior  indebtedness
                                                             outstanding.  Because the notes are  subordinated,  in
                                                             the event of bankruptcy,  liquidation,  dissolution or
                                                             acceleration  of payment  on the senior  indebtedness,
                                                             holders  of the notes  will not  receive  any  payment
                                                             until  holders  of the senior  indebtedness  have been
                                                             paid in full.  The  indenture  does not prohibit us or
                                                             our  subsidiaries  from  incurring  additional  senior
                                                             indebtedness or other obligations.

                                                             We  are structured as a holding company and we conduct
                                                             all  of   our   business   operations    through   our
                                                             subsidiaries. The notes are  effectively  subordinated
                                                             to  all  existing  and  future  indebtedness and other
                                                             liabilities of our subsidiaries.

Optional redemption..................................        We may redeem the notes,  in whole or in part,  at any
                                                             time on or  after  November 26,  2004 at a  redemption
                                                             price equal to $1,000 per $1,000  principal  amount of
                                                             notes to be redeemed,  plus any  interest  accruing up
                                                             to the date of  redemption  and remaining  unpaid,  if
                                                             the  closing  price of our common  stock has  exceeded
                                                             140% of the  conversion  price  then in effect  for at
                                                             least  20   trading   days   within  a  period  of  30
                                                             consecutive  trading  days  ending on the  trading day
                                                             before   the   date  of   mailing   of  the   optional
                                                             redemption    notice.    See   "Description   of   the
                                                             Notes--Optional Redemption by PRG."

Change in control....................................        Upon a change  in  control,  each  holder of the notes
                                                             may  require  us to  repurchase  some  or  all  of its
                                                             notes  at a  purchase  price  equal  to  100%  of  the
                                                             principal   amount  of  the  notes  plus  accrued  and
                                                             unpaid  interest.  We may, at our  option,  instead of
                                                             paying the change in control  purchase  price in cash,
                                                             pay it in shares  of our  common  stock  valued at 95%
                                                             of the  average  of the  closing  sales  prices of our
                                                             common  stock for the five  trading  days  immediately


                                       3

                                                             preceding  and  including  the third trading day prior
                                                             to the date we are required to  repurchase  the notes.
                                                             We cannot  pay the change in  control  purchase  price
                                                             in common  stock  unless  we  satisfy  the  conditions
                                                             described  in the  indenture  under  which  the  notes
                                                             were    issued.     See     "Description     of    the
                                                             Notes--Repurchase  at Option of Holders  Upon a Change
                                                             in Control."

Registration rights..................................        We  have   filed   with   the  SEC  the   registration
                                                             statement   of  which  this   prospectus   is  a  part
                                                             pursuant to a registration  rights  agreement with the
                                                             initial  purchasers  of certain of the notes.  We have
                                                             agreed to keep the  registration  statement  effective
                                                             until two  years  after  the  latest  date on which we
                                                             issued  the  notes  (or  such  earlier  date  when the
                                                             holders  of the notes and the  common  stock  issuable
                                                             upon  conversion  of the notes are able to sell  their
                                                             securities  immediately  pursuant to Rule 144(k) under
                                                             the  Securities  Act of  1933).  If we do  not  comply
                                                             with  these  registration  obligations,   we  will  be
                                                             required to pay  liquidated  damages to the holders of
                                                             the  notes  or  the   common   stock   issuable   upon
                                                             conversion.      See      "Description      of     the
                                                             Notes--Registration Rights."

Use of proceeds......................................        We will  not  receive  any of the  proceeds  from  the
                                                             sale of the notes or the common  stock  issuable  upon
                                                             conversion of the notes offered by this prospectus.

Trading..............................................        The notes sold to qualified  institutional  buyers are
                                                             eligible  for trading in the PORTAL  market;  however,
                                                             the notes resold  pursuant to this  prospectus will no
                                                             longer  trade on the PORTAL  market.  We do not intend
                                                             to  list  the   notes  on  any   national   securities
                                                             exchange  or The Nasdaq  National  Market.  Our common
                                                             stock is quoted on The Nasdaq  National  Market  under
                                                             the symbol "PRGX."

Risk factors.........................................        There are risks associated with this  investment.  You
                                                             should   examine  the  factors   discussed   in  "Risk
                                                             Factors"  and   elsewhere  in  this   prospectus   and
                                                             consider them carefully  before  deciding to invest in
                                                             the  notes  or  the   common   stock   issuable   upon
                                                             conversion of the notes.


                                  RISK FACTORS

     An investment in the securities offered by this prospectus involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to purchase the notes or our common stock. These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may impair our business or the trading price of our notes or our common stock.

                          RISKS RELATED TO OUR BUSINESS

WE DEPEND ON OUR LARGEST CLIENTS FOR SIGNIFICANT REVENUES, AND IF WE LOSE A MAJOR CLIENT, OUR REVENUES COULD BE ADVERSELY AFFECTED.

     We generate a significant portion of our revenues from our largest clients. For the years ended December 31, 2001 and 2000, our two largest clients accounted for approximately 18.0% and 16.4% of our revenues from continuing operations, respectively. If we lose any major clients, our results of operations could be materially and adversely affected by the loss of revenue, and we would have to seek to replace the client with new business.

CLIENT AND VENDOR BANKRUPTCIES, INCLUDING THE K-MART BANKRUPTCY, AND FINANCIAL DIFFICULTIES COULD REDUCE OUR EARNINGS.

     Our clients generally operate in intensely competitive environments and bankruptcy filings are not uncommon. Additionally, the recent terrorist attacks and adverse economic conditions in the United States have increased, and they continue to increase, the financial difficulties experienced by our clients. On January 22, 2002, K-Mart Corporation, which accounted for in excess of 5% of our 2001 revenues from continuing operations, filed for Chapter 11 Bankruptcy reorganization. Although our historical experience with numerous clients that have filed for Chapter 11 Bankruptcy reorganization suggests a very high probability that we will eventually resume providing services to K-Mart, should K-Mart choose to no longer utilize our services at previous levels or should they fail to emerge from this bankruptcy, or should we be unable to collect from K-Mart, or from K-Mart customers who are also our clients, amounts that we are owed for performance of our services, or should we be required by the Bankruptcy Court to repay amounts previously paid to us by K-Mart, our future results of operations could be materially adversely impacted. In addition, future bankruptcy filings by one or more of our other large clients or significant vendor charge backs by one or more of our larger clients could have a material adverse affect on our financial condition and results of operations. Likewise, our failure to collect our accounts receivable due to the financial difficulties of one or more of our larger clients could adversely affect our financial condition and results of operations.

IF WE ARE NOT SUCCESSFUL IN INTEGRATING THE BUSINESS OF HSA-TEXAS AND ITS AFFILIATED COMPANIES, OUR OPERATIONS MAY BE ADVERSELY AFFECTED.

     To realize the anticipated benefits of the HSA-Texas acquisitions, we must efficiently integrate the operations of the acquired companies with ours. Combining the personnel, technologies and other aspects of operations, while managing a larger entity, will present a significant challenge to our management. We cannot be certain that the integration will be successful or that we will fully realize the anticipated benefits of the business combination.

     The challenges involved in this integration include:

     o retaining and integrating management and other key personnel of each company;

     o    combining the corporate cultures of us and HSA-Texas;

     o    combining service offerings effectively and quickly;

     o transitioning HSA-Texas' auditors to our information management and compensation systems;

     o    integrating   sales  and  marketing  efforts  so  that  customers  can
          understand and do business easily with the combined company;

     o transitioning all worldwide facilities to common accounting and information technology systems; and

     o    coordinating   a  large  number  of  employees  in  widely   dispersed
          operations in the United States and many foreign countries.

     Risks from unsuccessful integration of the companies include:

     o    the impairment of relationships with employees, clients and suppliers;

     o the potential disruption of the combined company's ongoing business and distraction of its management;

     o    delay in introducing new service offerings by the combined company;

     o    the failure to achieve anticipated revenues; and

     o    unanticipated expenses related to integration of the companies.

     We may not succeed in addressing these risks. Further, we cannot assure you that the growth rate of the combined company will equal or exceed the historical growth rates experienced by us, HSA-Texas or any of its affiliates individually. Our ability to realize the anticipated benefits of the HSA-Texas acquisitions will depend on our ability to integrate HSA-Texas' operations into our current operations in a timely and efficient manner.

     This integration may be difficult and unpredictable because our compensation arrangements, service offerings and processes are highly complex and have been developed independently from those of HSA-Texas. Successful integration requires coordination of different management personnel and auditors, as well as sales and marketing efforts and personnel. If we cannot successfully integrate the HSA-Texas assets with our operations, we may not realize the expected benefits of the HSA-Texas acquisitions.

IF WE ARE NOT SUCCESSFUL IN INTEGRATING THE BUSINESS OPERATIONS OF HSA-TEXAS IN THE UNITED KINGDOM, OUR FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED.

     HSA-Texas' operations in the United Kingdom generated revenues of approximately $24.4 million and operating income of approximately $1.8 million for the United Kingdom operating companies' fiscal year ended April 30, 2001. Our ability to realize the anticipated benefits of the HSA-Texas acquisitions will depend in part on our ability to integrate HSA-Texas' United Kingdom operations into our current United Kingdom operations in a timely and efficient manner. If we cannot successfully integrate such operations with our operations, we may not realize the expected benefits of the acquisition and our financial results may be adversely affected.

THE  ACQUISITIONS  BY US OF BUSINESSES  OUTSIDE OF OUR CORE BUSINESS OF ACCOUNTS
PAYABLE   AUDITING  HAVE  BEEN,  IN  GENERAL,   FINANCIALLY  AND   OPERATIONALLY
UNSUCCESSFUL.

     Our acquisitions of businesses outside of our core business of accounts payable auditing have been, in general, financially and operationally unsuccessful. As a result, on January 31, 2001, we announced that our board of directors had approved the sale of the Meridian VAT Reclaim business, the Communications Services segment, the Logistics Management Services segment, and the Ship and Debit division within the Accounts Payable Service segment. The sale of the Logistics Management Services segment was subsequently consummated on October 30, 2001 with initial gross proceeds, as adjusted, of approximately $9.5 million and the potential for additional gross proceeds of up to $3.0 million payable in the form of a revenue-based royalty over the next four years. We recorded a loss of approximately $19.1 million in the third quarter of 2001 with respect to the Logistics Management Services segment as part of a $31.0 million loss on disposal from discontinued operations recognized during that quarter. In addition, on December 14, 2001, we consummated the sale of our French Taxation Services business (which had been part of continuing operations until time of disposal) for gross proceeds of approximately $48.3 million. We recognized a loss on this sale of approximately $54.0 million in the fourth quarter of 2001. The remaining three businesses are no longer for sale. While we believe that the acquisitions of HSA-Texas and its affiliates are within our core business, there can be no assurance that we will be more successful in achieving financial and operational success with the HSA-Texas acquisitions than we were in previous non-core business acquisitions.

OUR FORMER DISCONTINUED OPERATIONS MAY REQUIRE ADDITIONAL WORKING CAPITAL AND MANAGEMENT ATTENTION.

     On January 24, 2002, our board of directors approved a resolution to retain the remaining discontinued operations consisting of Meridian, the Communications Services business and the Ship & Debit business. As a result, beginning with the first quarter of 2002, the financial results of these three businesses are classified as part of our continuing operations. Because these businesses were offered for sale during 2001, they were operated in such a manner as to maximize the proceeds to be received upon such sale. As part of continuing operations, management believes that these businesses may require additional capital infusions and additional attention from management in order that they might be operated to their maximum potential. Even if additional cash is spent with respect to these businesses, however, there is no guarantee that they can be operated profitably. In addition, to the extent that a disproportionate amount of management's time is required to operate these businesses, our core business of accounts payable recovery may suffer. See "-- The acquisitions by us of businesses outside of our core business of accounts payable auditing have been, in general, financially and operationally unsuccessful."

TRANSITION COSTS OF THE HSA-TEXAS ACQUISITIONS COULD ADVERSELY AFFECT COMBINED FINANCIAL RESULTS.

     We expect to incur direct transition costs of up to approximately $28.0 million, pre-tax, in connection with the HSA-Texas acquisitions. If the benefits of the HSA-Texas acquisitions do not exceed the costs associated with the transition, the combined company's financial results, including earnings per share, could be adversely affected.

THE HSA-TEXAS ACQUISITIONS ARE ANTICIPATED TO RESULT IN LOWER COMBINED REVENUES FROM CLIENTS WITH RESPECT TO WHICH WE AND HSA-TEXAS TOGETHER HAVE HAD THE FIRST AND SECOND AUDIT POSITIONS.

     Some of our clients require that two independent audit companies perform recovery audits of their payment transactions in a first recovery audit followed by a second recovery audit. In situations where both we and HSA-Texas now perform both the first and second recovery audit services, it is possible that the client will retain another company for the first or second audit position in place of us. We estimate that there are 46 clients with respect to which we and HSA-Texas together have had the first and second recovery audit positions. These clients represented approximately 31% of our total revenues for the year ended December 31, 2001 and approximately 76% of the total revenues of HSA-Texas for that year. A substantial number of these clients may request that the combined company perform the first or second audits at reduced rates, or they may award the first or second recovery audit position to another party, rather than allowing the combined company to keep both positions. In either case, the combined revenues from these clients may be materially lower.

IF WE FAIL TO HIRE AND RETAIN HSA-TEXAS' AUDITORS AND OTHER CRITICAL HSA-TEXAS PERSONNEL, IT COULD DIMINISH THE BENEFITS OF THE HSA-TEXAS ACQUISITIONS TO US.

     The successful integration of the HSA-Texas business into our current business operations will depend in large part on our ability to hire and retain HSA-Texas' auditors and other personnel critical to the business and operations of HSA-Texas. We may be unable to retain management personnel and auditors that are critical to the successful operation of the HSA-Texas business, resulting in loss of key information, expertise or know-how and unanticipated additional recruiting and training costs and otherwise diminishing anticipated benefits of the HSA-Texas acquisitions for us and our shareholders. In addition, any auditors not retained by PRG-Schultz could compete with the combined company, particularly in Europe, and could cause former HSA-Texas clients to cease doing business with us or to require more client favorable terms to retain their business. Also, if we cannot successfully implement a revised compensation plan that reduces the compensation level of a large number of HSA-Texas' auditors, the anticipated benefits of the proposed acquisitions will be diminished. Even if we are successful in implementing the revised compensation plan, some
HSA-Texas auditors may elect not to work for us if their compensation is reduced. Although we have had success in hiring HSA-Texas' domestic auditors and in implementing a revised compensation plan for these auditors, there can be no assurance that we will be successful in hiring and retaining HSA-Texas' international auditors and implementing a revised compensation plan for the international auditors.

THE ACQUISITIONS OF HSA-TEXAS AND AFFILIATES COULD RESULT IN MATERIAL DILUTION TO OUR EARNINGS PER SHARE.

     The unaudited pro forma combined financial statements contained in our proxy statement dated December 19, 2001 for our special shareholder meeting at which the HSA- Texas acquisitions were approved and which give effect to the acquisitions as if they had closed on January 1, 2000, show a reduction of $0.06 per share in our pro forma combined diluted earnings per share from continuing operations for the year ended December 31, 2000 as compared to our historical audited results for the same period. Our earnings from continuing operations for the year ended December 31, 2000 were approximately $5.6 million as compared to pro forma combined earnings from continuing operations of approximately $3.5 million for the same period. It is possible that our future earnings per share will be materially diluted as a result of the acquisitions of HSA-Texas and affiliates. If the acquisitions of HSA-Texas and affiliates have a material negative impact on our earnings per share, the trading price of our common stock may be materially adversely affected.

WE HAVE VIOLATED OUR DEBT COVENANTS IN THE PAST AND MAY DO SO IN THE FUTURE.

     As of September 30, 2001, we were not in compliance with certain financial ratio covenants in our then existing senior credit facility. Those covenant violations were waived by the lenders in an amendment to the senior credit facility dated November 9, 2001. This amendment also relaxed certain financial ratio covenants for the fourth quarter of 2001 and for each of the quarters of 2002. On December 31, 2001, we entered into a new senior credit facility and cancelled the prior credit facility. No assurance can be provided that we will not violate the covenants of our new credit facility in the future. If we are unable to comply with our financial covenants in the future, our lenders could pursue their contractual remedies under the credit facility, including requiring the immediate repayment in full of all amounts outstanding, if any. Additionally, we cannot be certain that if the lenders demanded immediate repayment of any amounts outstanding that we would be able to secure adequate or timely replacement financing on acceptable terms or at all.

WE RELY ON INTERNATIONAL OPERATIONS FOR SIGNIFICANT REVENUES.

     In 2001, approximately 23.8% of our revenues from continuing operations and 12.4% of HSA-Texas' revenues were generated from international operations. HSA-Texas international revenues for 2001 included primarily revenues derived by its foreign affiliates, excluding gross revenues derived by HSA-Texas' United Kingdom and Germany affiliates, which were owned by others under a licensure relationship, but included licensing fees from the United Kingdom and Germany operations. HSA-Texas acquired the United Kingdom and Germany businesses prior to our January 2002 acquisitions of HSA-Texas and affiliates. Accordingly, our additional international revenue exposure as a result of acquiring HSA-Texas and affiliates is greater than that indicated by the above 12.4% proportion. International operations are subject to risks, including:

     o political and economic instability in the international markets we serve;

     o difficulties in staffing and managing foreign operations and in collecting accounts receivable;

     o fluctuations in currency exchange rates, particularly weaknesses in the Euro, the British Pound, the Canadian Dollar, and other currencies of countries in which we transact business, which could result in currency translations that materially reduce our revenues and earnings;

     o costs associated with adapting our services to our foreign clients' needs;

     o    unexpected changes in regulatory requirements and laws;

     o difficulties in transferring earnings from our foreign subsidiaries to us; and

     o burdens of complying with a wide variety of foreign laws and labor practices.

     Because we expect a significant and growing proportion of our revenues to continue to come from international operations, the occurrence of any of the above events could materially and adversely affect our business, financial condition and results of operations.

WE REQUIRE SIGNIFICANT MANAGEMENT AND FINANCIAL RESOURCES TO OPERATE AND EXPAND OUR RECOVERY AUDIT SERVICES INTERNATIONALLY.

     In our experience, entry into new international markets requires considerable management time as well as start-up expenses for market development, hiring and establishing office facilities. In addition, we have encountered, and expect to continue to encounter, significant expense and delays in expanding our international operations because of language and cultural differences, staffing, communications and related issues. We generally incur the costs associated with international expansion before any significant revenues are generated. As a result, initial operations in a new market typically operate at low margins or may be unprofitable. Because our international expansion strategy will require substantial financial resources, we may incur additional indebtedness or issue additional equity securities which could be dilutive to our shareholders. In addition, financing for international expansion may not be available to us on acceptable terms and conditions.

RECOVERY AUDIT SERVICES ARE NOT WIDELY USED IN INTERNATIONAL MARKETS.

     Our long-term growth objectives are based in part on achieving significant future growth in international markets. Although our recovery audit services constitute a generally accepted business practice among retailers in the U.S., Canada, the United Kingdom and Mexico, these services have not yet become widely used in many international markets. Prospective clients, vendors or other involved parties in foreign markets may not accept our services. The failure of these parties to accept and use our services could have a material adverse effect on our future growth.

FUTURE IMPAIRMENT OF GOODWILL COULD MATERIALLY REDUCE OUR FUTURE EARNINGS.

     As of December 31, 2001, we had unamortized goodwill of $160.2 million related to continuing operations and have, effective January 1, 2002, reclassified to continuing operations an additional amount of unamortized goodwill of approximately $36.6 million associated with Meridian, the Communications Services business and the Ship & Debit business formerly classified in discontinued operations as of December 31, 2001. Also, we will be increasing our goodwill by approximately $200.0 million as a result of the acquisitions of HSA-Texas and affiliates which were completed on January 24, 2002. Under Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," we will be required to perform a transitional assessment of whether goodwill existing as of January 1, 2002 is impaired, and any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in our Consolidated Statement of Operations, thereby reducing earnings. Prospective goodwill impairment testing as of any testing date subsequent to January 24, 2002 will also include testing of the $200.0 million of goodwill associated with HSA-Texas and affiliates. To the extent that management misjudges any of the critical factors necessary to determine whether or not there is a goodwill impairment, or if any of our goodwill is accurately determined to be impaired, our future earnings could be materially adversely impacted.

THE LEVEL OF OUR ANNUAL PROFITABILITY IS SIGNIFICANTLY AFFECTED BY OUR THIRD AND FOURTH QUARTER OPERATING RESULTS.

     The purchasing and operational cycles of our clients typically cause us to realize higher revenues and operating income in the last two quarters of our fiscal year. If we do not continue to realize increased revenues in future third and fourth quarter periods, due to adverse economic conditions in those quarters or otherwise, our profitability for any affected quarter and the entire year could be materially and adversely affected because ongoing selling, general and administrative expenses are largely fixed.

OUR REVENUES FROM COMMERCIAL CLIENTS MAY CHANGE MARKEDLY FROM YEAR TO YEAR.

     We examine merchandise procurements and other payments made by business entities such as manufacturers, distributors and healthcare providers which are collectively termed as "commercial clients." Services to these types of clients to date have tended to be more rotational in nature with different divisions of a given client often audited in pre-arranged annual sequences. Accordingly, revenues derived from a given client may change markedly from year to year depending on factors such as the size and nature of the client division under audit.

WE MAY BE UNABLE TO PROTECT AND MAINTAIN THE COMPETITIVE ADVANTAGE OF OUR PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS.

     Our operations could be materially and adversely affected if we are not able to adequately protect our proprietary software, audit techniques and methodologies, and other proprietary intellectual property rights. We rely on a combination of trade secret laws, nondisclosure and other contractual arrangements and technical measures to protect our proprietary rights. Although we presently hold U.S. and foreign registered trademarks and U.S. registered copyrights on certain of our proprietary technology, we may be unable to obtain similar protection on our other intellectual property. In addition, our foreign registered trademarks may not receive the same enforcement protection as our U.S. registered trademarks. We generally enter into confidentiality agreements with our employees, consultants, clients and potential clients. We also limit access to, and distribution of, our proprietary information. Nevertheless, we may be unable to deter misappropriation of our proprietary information, detect unauthorized use and take appropriate steps to enforce our intellectual property rights. Our competitors also may independently develop technologies that are substantially equivalent or superior to our technology. Although we believe that our services and products do not infringe on the intellectual property rights of others, we can not prevent someone else from asserting a claim against us in the future for violating their technology rights.

OUR FAILURE TO RETAIN THE SERVICES OF JOHN M. COOK, OR OTHER KEY MEMBERS OF MANAGEMENT, COULD ADVERSELY IMPACT OUR CONTINUED SUCCESS.

     Our continued success depends largely on the efforts and skills of our executive officers and key employees, particularly John M. Cook, our President and Chief Executive Officer. The loss of the services of Mr. Cook or other key members of management could materially and adversely affect our business. We have entered into employment agreements with Mr. Cook and other key members of management. We also maintain key man life insurance policies in the aggregate amount of $13.3 million on the life of Mr. Cook. While these employment agreements limit the ability of Mr. Cook and other key employees to directly compete with us in the future, nothing prevents them from leaving our company.

WE MAY NOT BE ABLE TO CONTINUE TO COMPETE SUCCESSFULLY WITH OTHER BUSINESSES OFFERING RECOVERY AUDIT SERVICES.

     The recovery audit business is highly competitive. Our principal competitors for accounts payable recovery audit services include numerous smaller firms. We are uncertain whether we can continue to compete successfully with our competitors. In addition, our profit margins could decline because of competitive pricing pressures that may have a material adverse effect on our business, financial condition and results of operations.

OUR FURTHER EXPANSION INTO ELECTRONIC COMMERCE AUDITING STRATEGIES AND PROCESSES MAY NOT BE PROFITABLE.

     We anticipate a growing need for recovery auditing services among current clients migrating to Internet-based procurement, as well as potential clients already engaged in electronic commerce transactions. In response to this anticipated future demand for our recovery auditing expertise, we have made and may continue to make significant capital and other expenditures to further expand into Internet technology areas. We can give no assurance that these investments will be profitable or that we have correctly anticipated demand for these services.

AN ADVERSE JUDGMENT IN THE SECURITIES ACTION LITIGATION IN WHICH WE AND JOHN M. COOK ARE DEFENDANTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND LIQUIDITY.

     We and John M. Cook, our President and Chief Executive Officer, are defendants in three putative class action lawsuits filed on June 6, 2000 in the United States District Court for the Northern District of Georgia, Atlanta Division, which have since been consolidated into one proceeding (the "Securities Class Action Litigation"). A judgment against us in this case could have a material adverse effect on our results of operations and liquidity, while a judgment against Mr. Cook could adversely affect his financial condition and therefore have a negative impact upon his performance as our chief executive officer. Plaintiffs in the Securities Class Action Litigation have alleged in general terms that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by allegedly disseminating materially false and misleading information about a change in our method of recognizing revenue and in connection with revenue reported for a division. The plaintiffs further allege that these misstatements and omissions led to an artificially inflated price for our common stock during the putative class period which runs from July 19, 1999 to July 26, 2000. This case seeks an unspecified amount of compensatory damages, payment of litigation fees and expenses, and equitable and/or injunctive relief. Although we believe the alleged claims in this lawsuit are without merit and intend to defend the lawsuit vigorously, due to the inherent uncertainties of the litigation process and the judicial system, we are unable to predict the outcome of this litigation.

OUR ARTICLES OF INCORPORATION, BYLAWS, AND SHAREHOLDERS' RIGHTS PLAN AND GEORGIA LAW MAY INHIBIT A CHANGE IN CONTROL THAT YOU MAY FAVOR.

     Our articles of incorporation and bylaws and Georgia law contain provisions that may delay, deter or inhibit a future acquisition of us not approved by our board of directors. This could occur even if our shareholders are offered an attractive value for their shares or if a substantial number or even a majority of our shareholders believe the takeover is in their best interest. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our board of directors in connection with the transaction. Provisions that could delay, deter or inhibit a future acquisition include the following:

     o    a staggered board of directors;

     o    specified  requirements  for calling special meetings of shareholders;
          and

     o the ability of the board of directors to consider the interests of various constituencies, including our employees, clients and creditors and the local community.

     Our articles of incorporation also permit the board of directors to issue shares of preferred stock with such designations, powers, preferences and rights as it determines, without any further vote or action by our shareholders. In addition, we have in place a "poison pill" shareholders' rights plan that will trigger a dilutive issuance of common stock upon substantial purchases of our common stock by a third party which are not approved by the board of directors. Also, the shareholders' rights plan requires approval by a majority of the continuing directors, as defined in the plan, to redeem the rights plan, amend the rights plan, or exclude a person or group who acquires beneficial ownership or more than 15 percent of our outstanding common stock from being considered an acquiring person under the rights plan. These provisions also could discourage bids for our shares of common stock at a premium and have a material adverse effect on the market price of our shares.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

     Our common stock is traded on The Nasdaq National Market. The trading price of our common stock has been and may continue to be subject to large fluctuations. Our stock price may increase or decrease in response to a number of events and factors, including:

     o    future announcements concerning us, key clients or competitors;

     o    quarterly variations in operating results;

     o changes in financial estimates and recommendations by securities analysts;

     o    developments with respect to technology or litigation;

     o the operating and stock price performance of other companies that investors may deem comparable to our company;

     o    acquisitions and financings; and

     o    sales of blocks of stock by insiders.

     Stock price volatility is also attributable to the current state of the stock market, in which wide price swings are common. This volatility may adversely affect the price of our common stock, regardless of our operating performance.


                           RISKS RELATED TO THE NOTES

THE NOTES ARE SUBORDINATED TO ANY EXISTING AND FUTURE SENIOR INDEBTEDNESS.

     The notes are subordinated in right of payment to our existing and future senior indebtedness, as defined, including our senior credit facility and any replacement of it. As of February 28, 2002, we had approximately $8.0 million in senior indebtedness. The indenture does not limit our ability to incur additional senior indebtedness (or any other indebtedness). In addition, we have a credit facility with a borrowing capacity of up to $75.0 million, subject to eligible accounts receivable, secured by all of our assets, all amounts outstanding under which will be senior indebtedness. Any significant additional senior indebtedness incurred may harm our ability to service our debt, including the notes. Because of the subordination provisions, in the event of bankruptcy, insolvency, liquidation or dissolution, funds which we would otherwise use to pay the holders of the notes will be used to pay the holders of our senior indebtedness to the extent necessary to pay the senior indebtedness in full. As a result of these payments, our general creditors may recover less, ratably, than the holders of our senior indebtedness and such general creditors may recover more, ratably, than the holders of our notes or our other subordinated indebtedness. In addition, the holders of our senior indebtedness may restrict or prohibit us from making payments on the notes.

OUR HOLDING COMPANY STRUCTURE RESULTS IN SUBSTANTIAL STRUCTURAL SUBORDINATION AND MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

     We are a holding company and we conduct all of our operations through our subsidiaries. As a result, our ability to meet our debt service obligations, including our obligations under the notes, substantially depends upon our subsidiaries' cash flow and payment of funds to us by our subsidiaries as dividends, loans, advances or other payments. Our subsidiaries' payment of dividends or making of loans, advances or other payments may be subject to contractual restrictions or other limitations.

     The notes are also effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. At February 28, 2002, our subsidiaries had aggregate liabilities of approximately $143.8 million, including $8.0 million of senior indebtedness. We expect that subsidiaries will continue to incur additional indebtedness from time to time. Any right we may have to receive assets of our subsidiaries upon their liquidation or reorganization, and your resulting rights to participate in those assets, would be effectively subordinated to the claims of our subsidiaries' creditors.

OUR ABILITY TO REPURCHASE NOTES, IF REQUIRED, MAY BE LIMITED.

     In certain circumstances, including a change in control, the holders of the notes may require us to repurchase some or all of the notes. We cannot assure you that we will have sufficient financial resources at such time or would be able to arrange financing to pay the repurchase price of the notes. Our ability to repurchase the notes in such event may be limited by law, the indenture, or the terms of other agreements relating to our senior indebtedness. For example, under the terms of our senior credit facility, the lenders under that facility are required to consent to any payment of principal under the notes. We may be required to refinance our senior indebtedness in order to make such payments, and we can give no assurance that we would be able to obtain such financing on acceptable terms or at all.

THE NOTES ARE NOT PROTECTED BY RESTRICTIVE COVENANTS.

     The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a change in control involving PRG-Schultz, except to the extent described under "Description of the Notes."

THE MARKET FOR THE NOTES MAY BE LIMITED.

     The notes are a new issue of securities for which there is currently no trading market, except for limited trading on the PORTAL market. Although the notes that were sold to qualified institutional buyers pursuant to Rule 144A are eligible for trading in the PORTAL market, the notes resold pursuant to this prospectus will no longer trade on the PORTAL market. As a result, there may be a limited market for the notes. We do not intend to list the notes on any national securities exchange or on the Nasdaq National Market. Accordingly, we cannot predict whether an active trading market for the notes will develop or be sustained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall. If an active trading market were to develop, the notes could trade at prices that may be lower than the offering price of the notes pursuant to this prospectus. Whether or not the notes will trade at lower prices depends on many factors, including:

     o    prevailing interest rates and the markets for similar securities;

     o    general economic conditions; and

     o our financial condition, historic financial performance and future prospects.

ANY RATING OF THE NOTES MAY CAUSE THEIR TRADING PRICE TO FALL.

     In the future, one or more rating agencies may rate the notes. If the rating agencies rate the notes, they may assign a lower rating than expected by investors. Rating agencies may also lower ratings on the notes in the future. If the rating agencies assign a lower than expected rating or reduce their ratings in the future, the trading price of the notes could decline.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements and information made by us that are based on the beliefs of our respective management as well as estimates and assumptions made by and information currently available to our management. The words "could," "may," "might," "will," "would," "shall," "should," "pro forma," "potential," "pending," "intend," "believe," "expect," "anticipate," "estimate," "plan," "future" and other similar expressions generally identify forward-looking statements, including, in particular, statements regarding future services, market expansion and pending litigation. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements reflect the views of our management at the time such statements are made and are subject to a number of risks, uncertainties, estimates and assumptions, including, without limitation, in addition to those identified in the text surrounding such statements, those identified under "Risk Factors" and elsewhere in this prospectus.

     Some of the forward-looking statements contained in this prospectus include:

     o statements regarding the potential dilutive effect of the acquisitions of HSA-Texas and affiliates on our earnings per share;

     o statements regarding our expected future dependency on our major clients;

     o statements regarding increasing outsourcing of internal recovery audit functions;

     o statements regarding the benefits of global e-commerce initiatives to technologically advanced recovery audit firms;

     o    statements regarding increases in international revenues;

     o statements regarding market opportunities for recovery audit firms and the opportunities offered by the Accounts Payable Services business; and

     o    statements   regarding  the  impact  of   newly-emerging   procurement
          technologies involving the Internet.

     In addition, important factors to consider in evaluating such forward-looking statements include changes or developments in United States and international economic, market, legal or regulatory circumstances, changes in our business or growth strategy or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors, the actions or omissions of third parties, including suppliers, customers, competitors and United States and foreign governmental authorities, and various other factors. Should any one or more of these risks or uncertainties materialize, or the underlying estimates or assumptions prove incorrect, actual results may vary significantly and markedly from those expressed in such forward-looking statements, and there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

     Given these uncertainties, you are cautioned not to place undue reliance on our forward-looking statements. We disclaim any obligation to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus, to reflect future events or developments.

                           INCORPORATION BY REFERENCE

     The SEC's rules allow us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those filings. This information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information. Any such information so modified or superseded will not constitute a part of this prospectus, except as so modified or superseded. We incorporate by reference the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling securityholders sell all of the notes or the shares of common stock offered by this prospectus:

     o The descriptions of the common stock and the preferred share purchase rights contained in our Registration Statement on Form 8-A as declared effective on March 26, 1996, as amended by our Registration Statement on Form 8-A/A on August 9, 2000;

     o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (including the portions of our Proxy Statement for our 2002 Annual Meeting of Shareholders that are incorporated therein by reference); and

     o Our Current Reports on Form 8-K filed on January 2, 2002, January 17, 2002, February 5, 2002, February 20, 2002, and April 3, 2002.

     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents. Any statement herein or contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded. For example, the risks and uncertainties under the heading "Risk Factors" above may change or be modified by future filings, from time to time, as our business develops or changes and you should read those updated risk factors.

     Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Office of the Secretary, PRG-Schultz International, Inc., 2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Georgia 30339-8426 (telephone number (770) 779-3900).

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges is as follows:

                             YEARS ENDED DECEMBER 31,
        -------------------------------------------------------------------
           1997           1998         1999          2000          2001
        -----------     ---------    ---------    -----------    ----------
          22.22x         20.89x       11.10x        2.51x          2.74x

The ratio of earnings to fixed charges has been computed by dividing earnings, which consist of consolidated earnings from continuing operations before discontinued operations, cumulative effect of accounting change and extraordinary item plus income taxes and fixed charges, except capitalized interest, by fixed charges, which consist of consolidated interest on indebtedness, including capital interest, amortization of debt discount and issuance cost, and the estimated portion of rental expenses deemed to be equivalent to interest (20% of rental expenses).


                                 USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale under this prospectus of the notes and the common stock issuable upon conversion of the notes. We will not receive any proceeds.


                           PRICE RANGE OF COMMON STOCK

     Our common stock is traded principally on The Nasdaq National Market under the symbol "PRGX." The table below sets forth for the periods presented the high and low sales prices per share for our common stock, as reported on The Nasdaq National Market.

                                                                         HIGH            LOW
                                                                    --------------- ---------------
YEAR ENDED DECEMBER 31, 2000:
     First Quarter................................................    $      34.38    $      14.75
     Second Quarter...............................................           20.56           13.00
     Third Quarter................................................           18.81            7.88
     Fourth Quarter...............................................            9.91            3.06
YEAR ENDED DECEMBER 31, 2001:
     First Quarter................................................    $       7.67    $       4.81
     Second Quarter...............................................           14.00            4.88
     Third Quarter................................................           16.10            9.18
     Fourth Quarter...............................................            9.80            4.20
YEAR ENDED DECEMBER 31, 2002:
     First Quarter (through April 22, 2002).......................    $      14.57    $       7.61

     As of February 28, 2002, there were 63,605,220 shares of our common stock outstanding, which were owned by 341 holders of record.


                                 DIVIDEND POLICY

     We have not paid cash dividends on our common stock since our initial public offering on March 26, 1996 and do not intend to pay cash dividends in the foreseeable future. Moreover, restrictive covenants included in our senior credit facility limit our ability to pay cash dividends. Shareholder distributions reflected in our Consolidated Statement of Shareholders' Equity for the year ended December 31, 1999 relate to the pre-acquisition operations of PRS International, Ltd. which we acquired in August 1999 and accounted for under the pooling-of-interests method.

                            DESCRIPTION OF THE NOTES

     The notes were issued under an indenture between us and SunTrust Bank, Atlanta, Georgia, as trustee. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement, which we entered into with the initial purchasers of certain of the notes. A copy of the form of indenture and the registration rights agreement will be available upon request to us. We have summarized portions of the indenture and the registration rights agreement below. This summary is not complete. We urge you to read the indenture and the registration rights agreement because those documents define your rights as a holder of the notes. Terms not defined in this description have the meanings given to them in the indenture. In this section, the words "we," "us," "our" or "PRG-Schultz" do not include any current or future subsidiary of PRG-Schultz International, Inc.

GENERAL

     The notes represent general unsecured obligations of ours, are subordinated in right of payment to all of our existing and future senior indebtedness as described under "--Subordination of Notes" below and are convertible at the option of the holders into our common stock as described under "--Conversion Rights" below. We initially issued notes in the aggregate principal amount of $95.0 million on November 26, 2001, issued an additional $15.0 million on December 3, 2001, and issued an additional $15.0 million in aggregate principal amount when the overallotment option was exercised in full on December 4, 2001. The notes will mature on November 26, 2006, unless earlier redeemed by us on or after November 26, 2004 or repurchased at the option of the holders upon the occurrence of a change in control (as defined below). Under the indenture, we may, without the consent of the holders of the notes, "reopen" the series and issue additional notes from time to time in the future having the same terms other than the date of original issuance and the date on which interest begins to accrue. The notes already issued and any additional notes we may issue in the future upon such a reopening will constitute a single series of notes under the indenture. This means that, in circumstances where the indenture provides for the holders of the notes to vote or take any other action, the notes and any additional notes that we may issue upon a reopening will vote or take that action as a single class.

     The notes bear interest at the rate of 4 3/4% per year from the date of issuance of the notes, or from the most recent date to which interest had been paid or provided for. Interest will be payable semi-annually on May 26 and November 26 of each year, commencing May 26, 2002 to holders of record at the close of business on the preceding May 11 and November 11, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, purchase by us at the option of the holder or redemption of a note, interest will cease to accrue on the note under the terms of and subject to the conditions of the indenture.

     If any interest payment date or maturity date of a note or date for repurchase of a note at the option of the holder following a change in control is not a business day, then payment of the principal, premium, if any, and interest due on that date may be made on the next business day. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, maturity date or repurchase date, as the case may be.

     The notes, except for notes issued to institutional accredited investors that are not qualified institutional buyers, as those terms are defined below, were issued in book-entry form and are evidenced by one or more global certificates, which we sometimes refer to as "global notes," registered in the name of Cede & Co., as nominee for The Depository Trust Company (DTC). Holders of interests in global notes are not entitled to receive notes in definitive certificated form registered in their names except in limited circumstances.

     Principal will be payable, and the notes, in certificated form, may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be at the office of Computer Share, c/o SunTrust Bank, 88 Pine Street, 19th Floor, New York, New York 10005. See "--Global Notes; Book-Entry Form."

     Payment of interest on global notes will be made to DTC or its nominee. Payment of interest on notes in definitive certificated form will be made against presentation of those notes at the agency referred to in the preceding paragraph or, at our option, by mailing checks payable to the persons entitled to that interest to their addresses as they appear in the note register. However, a holder of notes with an aggregate principal amount in excess of $5 million will be paid by wire transfer in immediately available funds at the election of such holder.

     The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence by us or our subsidiaries of senior indebtedness, as defined below under "--Subordination of Notes," or any other indebtedness. The indenture also does not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or a change in control of PRG-Schultz except to the extent described under "--Repurchase at Option of Holders Upon a Change in Control" below.

CONVERSION RIGHTS

     The holders of the notes may, at any time on or prior to the close of business on the final maturity date of the notes, convert any outstanding notes, or portions thereof, into our common stock, initially at a conversion price of $7.74 per share of common stock. The initial conversion rate is 129.1990 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described below. Holders may convert the notes only in denominations of $1,000 and whole multiples of $1,000. Except as described below, no payment or other adjustment will be made on conversion of any notes for interest accrued thereon or for dividends on any common stock.

     If notes are converted after a record date for an interest payment but prior to the next interest payment date, those notes, other than notes called for redemption, will receive interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender, must be accompanied by funds equal to the interest payable to the record holder on the next interest payment date on the principal amount so converted. No payment will be required from a holder if we exercise our right to redeem such notes on a redemption date that occurs after a record date and on or prior to the third business day after that interest payment date. We are not required to issue fractional shares of common stock upon conversion of notes and instead will pay a cash adjustment based upon the market price of our common stock on the last business day before the date of conversion. In the case of notes called for redemption, conversion rights will expire at the close of business on the business day preceding the date fixed for redemption, unless we default in the payment of the redemption price.

     A holder may exercise the right of conversion by delivering the note to be converted, duly endorsed or assigned as provided in the indenture, to the specified office of a conversion agent, with a completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date will be the date on which the notes, the notice of conversion and any required funds have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common stock for such conversion, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

     The initial conversion price will be adjusted for certain future events, including:

     1. the issuance of our common stock as a dividend or distribution on our common stock;

     2.   certain subdivisions and combinations of our common stock;

     3. the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock or securities convertible into our common stock at less than, or having a conversion price per share less than, the current market price (as defined in the indenture) of our common stock;

     4. the dividend or other distribution to all holders of our common stock of shares of our capital stock or the capital stock of any of our subsidiaries, other than our common stock, or evidences of our indebtedness or our assets, including securities, but excluding (a) those rights and warrants referred to in clause (3) above, (b)
          dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the third succeeding paragraph below or (c) dividends or distributions paid exclusively in cash;

     5. dividends or other distributions consisting exclusively of cash to all holders of our common stock excluding any cash that is distributed upon a reclassification or change of our common stock, merger, consolidation, statutory share exchange, combination, sale or conveyance as described in the third succeeding paragraph below or as part of a distribution referred to in clause (4) above to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made plus (B) any cash and the fair market value of other consideration paid for any tender or exchange offers by us or any of our subsidiaries for our common stock concluded within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of our common stock and the number of shares of our common stock then outstanding; and

     6. the purchase of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries which involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration paid in any other tender offer or exchange offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding such tender offer or exchange offer for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in clause
          (5) above to all holders of our common stock within 12 months preceding the expiration of that tender offer or exchange offer for which no adjustment has been made, exceeds 10% of our market capitalization on the expiration of such tender offer or exchange offer.

     In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, as described in clause (4) above, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on The Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

     No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

     In the case of:

     o any reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

     o    a consolidation, merger or combination involving us;

     o a sale or conveyance to another corporation of all or substantially all of our property and assets; or

     o    any statutory share exchange;

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert such notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification or change of our common stock, consolidation, merger, combination, sale, conveyance or statutory share exchange had such notes been converted into our common stock immediately prior to such transaction. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

     If a taxable distribution to holders of our common stock or transaction occurs which results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. In certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock. See "United States Federal Income Tax Considerations."

     We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such reduction. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes. See "United States Federal Income Tax Considerations."

SUBORDINATION OF NOTES

     The right to payment on the notes of principal, premium (if any), interest, and liquidated damages, if any, is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, as defined below, whether outstanding on the date of the indenture or thereafter incurred. The notes are also effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

     In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to PRG-Schultz or to its assets, or any liquidation, dissolution or other winding-up of PRG-Schultz, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of PRG-Schultz, except in connection with the consolidation or merger of PRG-Schultz or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially upon the terms and conditions described under "--Consolidation,

Mergers and Sales of Assets" below, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Senior Indebtedness before the holders of notes will be entitled to receive any payment or distribution of any kind or character, other than any payment or distribution in the form of equity securities or subordinated securities of PRG-Schultz or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated, called Permitted Junior Securities, on account of principal of, or premium, if any, or interest on the notes; and any payment or distribution of assets of PRG-Schultz of any kind or character, whether in cash, property or securities other than a payment or distribution in the form of Permitted Junior Securities, by set-off or otherwise, to which the holders of the notes or the trustee would be entitled but for the provisions of the indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness or their representatives ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to, make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any current payment or distribution to the holders of such Senior Indebtedness.

     No payment or distribution of any assets of PRG-Schultz of any kind or character, whether in cash, property or securities other than Permitted Junior Securities, as defined below, may be made by or on behalf of PRG-Schultz on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes upon the occurrence of any Payment Default as defined below, until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents. A "Payment Default" shall mean a default in payment, whether at scheduled maturity, upon scheduled installment, by acceleration or otherwise, of principal of, or premium, if any or interest on Designated Senior Indebtedness, as defined below, beyond any applicable grace period.

     No payment or distribution of any assets of PRG-Schultz of any kind or character, whether in cash, property or securities other than Permitted Junior Securities, may be made by or on behalf of PRG-Schultz on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes for the period specified below, called a Payment Blockage Period, as defined below, upon the occurrence of any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default pursuant to which the maturity thereof may be accelerated and receipt by the trustee of written notice thereof from the trustee or other representative of holders of Designated Senior Indebtedness, or a Non-Payment Default.

     The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

     The Payment Blockage Period will begin on the date the trustee receives written notice from the trustee or other representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default, as defined below, exists and shall end on the earliest of:

     1. 179 days after the trustee receives the notice, provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated;

     2. the date on which the Non-Payment Default is cured, waived or ceases to exist;

     3. the date on which the Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents; or

     4. the date on which the trustee or other representative initiating the Payment Blockage Period terminates the period by providing written notice to PRG-Schultz or the trustee of the Notes.

After the Payment Blockage Period ends, we will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such Non-Payment Default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

     In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment or distribution shall be received by the trustee or any holder of the notes which is prohibited by such provisions, then such payment shall be paid over and delivered by such trustee or holder to the trustee or any other representatives of holders of Senior Indebtedness, as their interest may appear, for application to Senior Indebtedness. After all Senior Indebtedness is paid in full in cash or cash equivalents and until the notes are paid in full, holders of the notes shall be subrogated equally and ratably with all other indebtedness that is equal in right of payment to the notes to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the holders of the notes have been applied to the payment of Senior Indebtedness. See "--Event of Default" below.

     Failure by PRG-Schultz to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders of the notes will have the right to accelerate the maturity thereof. See "--Event of Default."

     By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of PRG-Schultz, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of notes. Moreover, the notes will be structurally subordinated to the liabilities of subsidiaries of PRG-Schultz.

     As of February 28, 2002, PRG-Schultz and subsidiaries had $8.0 million in Senior Indebtedness outstanding, and our subsidiaries had $40.8 million in Indebtedness outstanding (including the $8.0 million of Senior Indebtedness). In addition, our new Senior Credit Facility has a borrowing capacity of up to $75.0 million, based upon eligible accounts receivable. All amounts outstanding under this facility will be Senior Indebtedness.

     "Designated Senior Indebtedness" means all Senior Indebtedness under the Senior Credit Facility.

     "Indebtedness" means, with respect to any person, without duplication:

     o all indebtedness, obligations and other liabilities contingent or otherwise of such person for borrowed money including overdrafts or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

     o all obligations of such person evidenced by bonds, credit or loan agreements, notes, debentures or other similar instruments;

     o indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, but excluding trade payables arising in the ordinary course of business;

     o all obligations and liabilities contingent or otherwise in respect of leases of the person required, in conformity with accounting principles generally accepted in the United States of America, to be accounted for as capitalized lease obligations on the balance sheet of the person and all obligations and other liabilities contingent or otherwise under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements thereon which provides that the person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor and the obligations of the person under the lease or related document to purchase or to cause a third party to purchase the leased property whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with accounting principles generally accepted in the United States of America, including, without limitation, synthetic lease obligations;

     o all obligations of such person under or in respect of interest rate agreements, currency agreements or other swap, cap floor or collar agreement, hedge agreement, forward contract or similar instrument or agreement or foreign currency, hedge, exchange or purchase or similar instrument or agreement;

     o all indebtedness referred to in, but not excluded from, the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by any lien or with respect to property, including, without limitation, accounts and contract rights, owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness, the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured;

     o all guarantees by such person of indebtedness referred to in this definition or of any other person;

     o    all Redeemable  Capital Stock, as defined below, of such person valued
          at  the  greater  of  its  voluntary  or  involuntary   maximum  fixed
          repurchase price plus accrued and unpaid dividends;

     o the present value of the obligation of such person as lessee for net rental payments, excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments, during the remaining term of the lease included in any such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. This present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with accounting principles generally accepted in the United States of America; and

     o any and all refinancings, replacements, deferrals, renewals, extensions and refundings of or amendments, modifications or supplements to, any indebtedness, obligation or liability of kind described in the clauses above.

     "Redeemable Capital Stock" means any class of our capital stock that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed, whether by sinking fund or otherwise, prior to the date that is 91 days after the final scheduled maturity of the notes or is redeemable at the option of the holder thereof at any time prior to such date, or is convertible into or exchangeable for debt securities at any time prior to such date unless it is convertible or exchangeable solely at our option.

     "Senior Credit Facility" means the credit agreement dated as of December 31, 2001 among us, as the borrower, our domestic subsidiaries as guarantors, the various financial institutions from time to time that are parties thereto, as lenders, Bank of America, N.A., as agent for the lenders including amendments, renewals, extensions, substitutions, refinancings, restructurings, and supplements thereto.

     "Senior Indebtedness" means:

     o all obligations of PRG-Schultz, now or hereafter existing, under or in respect of the Senior Credit Facility, as amended from time to time, and the documents and instruments executed in connection therewith, whether for principal, premium, if any, interest, including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against PRG-Schultz under bankruptcy law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law, and other amounts due in connection therewith, including, without limitation, any fees, premiums, expenses, reimbursement obligations with respect to indemnities, whether outstanding on the date of the indenture or thereafter created, incurred or assumed and any hedging obligations with respect thereto; and

     o the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect of all of our indebtedness or obligations to any person for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement including default interest and interest accruing after a bankruptcy, whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular indebtedness or obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to the notes.

     Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

     o indebtedness of PRG-Schultz that is expressly subordinated in right of payment to any other indebtedness of PRG-Schultz;

     o    indebtedness evidenced by the notes;

     o indebtedness of PRG-Schultz that by operation of law is subordinate to any general unsecured obligations of PRG-Schultz;

     o any liability for federal, state or local taxes or other taxes owed or owing by PRG-Schultz;

     o accounts payable or other liabilities owed or owing by PRG-Schultz to trade creditors including guarantees thereof or instruments evidencing such liabilities;

     o amounts owed by PRG-Schultz for compensation to employees or for services rendered to PRG-Schultz;

     o indebtedness of PRG-Schultz to any subsidiary or any other affiliate of PRG-Schultz or any of such affiliate's subsidiaries;

     o    capital stock of PRG-Schultz;

     o indebtedness evidenced by any guarantee of any indebtedness ranking equal or junior in right of payment to the notes; and

     o indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to PRG-Schultz.

     The notes are also effectively subordinated to all liabilities, including trade payables and lease obligations, if any, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon the liquidation or reorganization thereof, and the consequent right of the holders of the notes to participate in these assets, will be effectively subordinated to the claims of that subsidiary's creditors including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

     Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available for paying such amounts, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions and are dependent upon the earnings or financial condition of those subsidiaries and subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

     The indenture will not limit the amount of additional indebtedness, including Senior Indebtedness, which we can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee's claims for such payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.

OPTIONAL REDEMPTION BY PRG-SCHULTZ

     There is no sinking fund for the notes. At any time on or after November 26, 2004, we will be entitled to redeem some or all of the notes on at least 30 but not more than 60 days' notice, at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest to, but not including, the redemption date, if the closing price for our common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of the optional redemption notice. However, if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record at the close of business on the relevant record date and the redemption price shall not include such interest payment.

     If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. If any notes are to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

     If a change in control occurs, each holder of notes will have the right to require us to repurchase all of such holder's notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days (or if that 45th day is not a business day, the next succeeding business day) after the date we give notice of the change in control at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date; provided that, if such repurchase date is an interest payment date, then the interest payable on such date shall be payable to the holder of record at the close of business on the relevant record date and the repurchase price shall not include such interest payment.

     Instead of paying the repurchase price in cash, we may pay the repurchase price in common stock if we so elect in the notice referred to below. The number of shares of common stock a holder will receive will equal the repurchase price divided by 95% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. If we pay the repurchase price in common stock, we will not issue fractional shares of common stock, but we will instead pay a cash adjustment based upon the closing sales price of our common stock during such five trading day period. However, we may not pay in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture.

     Within 30 days after the occurrence of a change in control, we are required to give notice to all holders of record of notes, as provided in the indenture, of the occurrence of the change in control and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. In order to exercise the repurchase right, a holder of notes must deliver, on or before the 30th day after the date of our notice of the change in control, written notice to the trustee of the holder's exercise of its repurchase right, together with the notes with respect to which the right is being exercised.

     A holder who has delivered written notice of the exercise of its repurchase right as described in the preceding paragraph with respect to any notes will not be permitted to convert those notes except to the extent such holder has withdrawn that notice. A holder may withdraw the notice at any time prior to the close of business on the repurchase date by delivering a written notice of withdrawal to the trustee as provided in the indenture.

     Under the indenture, a "change in control" of PRG-Schultz will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

     o the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

     o our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

          1. any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

          2. any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

     o during any consecutive two-year, period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by our shareholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

     o we are liquidated or dissolved or our shareholders pass a resolution approving a plan of liquidation or dissolution.

     The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     Rule 13e-4 under the Exchange Act requires the dissemination of information to securityholders if an issuer tender offer occurs and may apply, if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

     We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

     Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. The occurrence of a change in control could cause an event of default under or be prohibited or limited by, the terms of existing or future Senior Indebtedness. As a result, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the Senior Indebtedness is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a change in control would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under existing or future Senior Indebtedness.

EVENT OF DEFAULT

     Each of the following constitutes an event of default under the indenture:

     1. our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

     2. our failure to pay an installment of interest, including liquidated damages, if any, on any of the notes that continues for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

     3. our failure to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock or cash instead of fractional shares are required to be delivered upon conversion of a note, and failure that continues for ten days after such delivery date;

     4. our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 30 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

     5. our failure to give the notice required by the indenture regarding any change in control within 30 days after the occurrence of such change in control;

     6. (A) one or more defaults in the payment of principal of or premium, if any, on any of our indebtedness aggregating $5.0 million or more, when the same becomes due and payable at the scheduled maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have cured or waived within a thirty day period after the date of such default or (B) any of our indebtedness aggregating $5.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required payment) prior to the scheduled maturity thereof and such acceleration is not rescinded or annulled within a thirty day period after the date of such acceleration;

     7. final unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million rendered against PRG-Schultz or any of its affiliates and not stayed, bonded or discharged within 60 days;

     8. certain events of our bankruptcy, insolvency or reorganization or that of any significant subsidiaries; and

     9. our filing of a voluntary petition seeking liquidation, reorganization arrangement, readjustment of debts or for any other relief under the federal bankruptcy code.

     The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

     If an event of default specified in clause (8) or clause (9) above occurs and is continuing, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (8) or clause (9) above, the default not having been cured or waived as provided under "--Modifications and Waiver" below, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that, subject to certain limitations, the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

     We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

CONSOLIDATION, MERGERS AND SALES OF ASSETS

     We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

     o we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, assumes all our obligations under the indenture and the notes;

     o at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

     o    certain other conditions are met.

MODIFICATIONS AND WAIVER

     The indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

     o    adding to our covenants for the benefit of the holders of notes;

     o    surrendering any right or power conferred upon us;

     o    providing   for   conversion   rights  of  holders  of  notes  if  any
          reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

     o reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of notes in any material respect;

     o complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

     o making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the notes in any material respect;

     o curing any ambiguity, omission, inconsistency or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the notes; or

     o adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

     Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and noncompliance by us may be waived, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding or by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the notes represented at the meeting.

     However, no such modification, amendment or waiver may, without the written consent of the holder of each note affected:

     o change the maturity of the principal of or any installment of interest on any note, including any payment of liquidated damages;

     o reduce the principal amount of, or any premium, if any, or interest on, including the amount of liquidated damages, any note;

     o reduce the interest rate or interest, including any liquidated damages, on any note;

     o change the currency of payment of principal of, premium, if any, or interest of any note;

     o impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

     o except as otherwise permitted or contemplated by provisions described under "Consolidation, Merger and Sales of Assets," adversely affect the repurchase option of holders upon a change in control or the conversion rights of holders of the notes;

     o modify the subordination provisions of the notes in a manner adverse to the holders of notes; or

     o    reduce  the  percentage  in  aggregate   principal   amount  of  notes
          outstanding necessary to modify or amend the indenture or to waive any past default.

SATISFACTION AND DISCHARGE

     We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

     o all outstanding notes will become due and payable at their scheduled maturity within one year; or

     o    all outstanding notes are scheduled for redemption within one year;

and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; provided that we shall remain obligated to issue shares upon conversion of the note.

GLOBAL NOTES; BOOK-ENTRY FORM

     The notes were initially offered and sold to "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs"), in compliance with the provisions of Rule 144A under the Securities Act ("Rule 144A") and to other institutional "accredited investors," as defined in Rule 501(a)(1), (2), (3) and (7) of Regulation D under the Securities Act ("institutional accredited investors"). The notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

     Except as noted below, all notes are evidenced by one or more global notes. Each global note is deposited with, or on behalf of, a custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

     Except as set forth below, the global note may be transferred, in whole and not in part, solely to DTC or another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for certificated notes except in connection with a transfer to a non-QIB or in the limited circumstances described below.

     As described above, beneficial interests in the global notes generally may not be exchanged for certificated notes except in connection with a transfer to a non-QIB. However, the indenture provides that we will execute and the trustee will authenticate and deliver certificated notes in exchange for interests in the global notes, if:

     o the depositary for the global notes notifies us that it is unwilling or unable to continue as depositary for the global notes or the depositary for the global notes is no longer eligible or in good standing under the Securities Exchange Act of 1934 or any other applicable statute or regulation and we do not appoint a successor depositary within 90 days after we receive that notice or become aware of that ineligibility,

     o we in our sole discretion determine that the notes will no longer be represented by global notes, or

     o an event of default with respect to the notes has occurred and is continuing.

We anticipate that those certificated notes will be registered in such name or names as DTC instructs the trustee and that those instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interest in the global notes. Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each of them may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

     A holder may hold its interest in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, which are referred to as "participants." Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

     Persons who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which are referred to as "indirect participants." So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co., for all purposes, will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

     o    not be entitled to have certificates registered in their names;

     o not receive physical delivery of certificates in definitive registered form; and

     o    not be considered holders of the global note.

     We will pay interest on and the redemption price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

     o for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

     o for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We have been informed that DTC's practice is to credit participants' accounts on any payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

     Neither we, the trustee, registrar, paying agent nor the conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operation. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

     DTC has advised us that it is:

     o a limited purpose trust company organized under the laws of the State of New York;

     o    a "banking  organization"  within the meaning of the New York  Banking
          Law;

     o    a member of the Federal Reserve System;

     o a "clearing corporation" within the meaning of the Uniform Commercial Code; and

     o a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies, clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes.

GOVERNING LAW

     The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

     SunTrust Bank, Atlanta, Georgia, as trustee under the indenture, has been appointed by us as paying agent, conversion agent and registrar with regard to the notes. First Union National Bank of North Carolina is the transfer agent and registrar for our common stock. The trustee, the transfer agent or their affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

REGISTRATION RIGHTS

     On November 26 2001, we entered into a registration rights agreement with the initial purchasers of certain of the notes that required us to file a registration statement relating to all notes and the common stock issuable upon conversion of the notes on or before January 25, 2002. We have filed with the SEC the shelf registration statement containing this prospectus to satisfy our obligations under the registration rights agreement. A holder who sells notes or common stock pursuant to the registration statement generally will be required to be named as a selling stockholder in this prospectus or a related prospectus supplement, to deliver a prospectus to the subsequent purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions).

     We are required to keep the registration statement effective until the earlier of (A) such date that is two years after the last date of original issuance of any of the notes; (B) the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise; or (C) the sale pursuant to the shelf registration statement of all securities registered thereunder.

     We will be permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. A registration default shall occur if:

     o the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

     o this prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph.

Upon a registration default, additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

     o an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

     o an additional 0.50% of the principal amount from and after the 91st day following such registration default.

     In no event will liquidated damages accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

     The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all of the provisions of the registration rights agreement, a copy of which is available upon request to us.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 200,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value.

     The following summary of certain provisions of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our articles of incorporation and bylaws, which are incorporated in this prospectus by reference.

COMMON STOCK

     As of February 28, 2002, there were 63,605,220 shares of common stock outstanding held of record by 341 shareholders. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of common stock do not have cumulative voting rights; consequently, a holder of more than 50% of the shares of common stock would be able to elect all of our directors eligible for election in a given year.

     Subject to the preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board out of funds legally available therefor. Upon any liquidation, dissolution or winding up, whether voluntary or involuntary, holders of our common stock are entitled to receive pro rata all assets available for distribution to shareholders after payment or provision for payment of our debts and other liabilities and the liquidation preferences of any then outstanding preferred stock. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of common stock. All outstanding shares of common stock are fully paid and nonassessable. For a description of a provision eliminating certain personal liability of directors, see "--Certain Articles and Bylaw Provisions."

PREFERRED STOCK

     We are authorized to issue up to 1,000,000 shares of preferred stock. Currently, no shares of preferred stock are issued or outstanding. The preferred stock may be issued at any time or from time to time in one or more series with such designations, powers, preferences, rights, qualifications, limitations and restrictions (including dividend, conversion and voting rights) as may be fixed by the board, without any further vote or action by the shareholders. Although we have no present plans to issue any preferred stock, it has declared a dividend of preferred share purchase rights, described below. The ownership and control of PRG-Schultz by the holders of the common stock would be diluted if we were to issue preferred stock that had voting rights or that was convertible into common stock. In addition, the holders of preferred stock issued by us would be entitled by law to vote on certain transactions such as a merger or consolidation, and thus the issuance of preferred stock could dilute the voting rights of the holders of the common stock on such issues. The issuance of preferred stock also could have the effect of delaying, deferring or preventing a change in control of PRG-Schultz.

PREFERRED SHARE PURCHASE RIGHTS

     On July 31, 2000, our board of directors declared a dividend of one preferred share purchase right for each outstanding share of common stock. Each right entitles the registered holder to purchase from PRG-Schultz, subject to the occurrence of certain events, one one-hundredth of a share of participating preferred stock at a price of $100, subject to adjustment. Shares of our common stock subsequently issued are to include an associated purchase right. The purchase rights, until exercisable, cannot be transferred apart from their associated shares of common stock, except upon redemption; transfer of shares of common stock also constitutes transfer of the associated purchase rights.

     The rights are not exercisable until the business day following the earliest of:

     o a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of common stock; and

     o either 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of common stock, or such later date as may be determined by the board of directors prior to any person or group's acquiring 15% or more of the outstanding shares of common stock.

     The rights will have substantial anti-takeover effects, but do not prevent a takeover. The rights may cause substantial dilution to a person or group that acquires 15% or more of the outstanding shares of our common stock unless the rights are first redeemed or the acquisition is approved by the board of directors.

     In the event that any person or group of affiliated or associated persons acquires 15% or more of the outstanding shares in a transaction that is not approved by our board, we will take such action as shall be necessary to ensure and provide that each right, other than rights beneficially owned by the acquiring person, which rights shall become void, will constitute the right to purchase, upon the exercise thereof in accordance with the terms of the rights agreement, that number of shares of common stock or preferred shares having an aggregate market price (as defined in the rights agreement) equal to twice the exercise price for an amount in cash equal to the then current exercise price.

     At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of our outstanding common shares, our board of directors may exchange all, but not less than all, of the then outstanding rights, other than rights owned by such person or group which will have become void, at an exchange ratio of one common share, or one one-hundredth of a preferred share, per right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date the rights become exercisable. Immediately upon such action by the board of directors, the right to exercise the rights will terminate and each right will thereafter represent only the right to receive a number of shares of common stock or one one-hundredths of a preferred share equal to the exchange ratio as described above.

     In the event that prior to the expiration of the rights we enter into a transaction in which, directly or indirectly, we consolidate or merge or participate in a share exchange with any other person or we shall sell or otherwise transfer 50% of our assets or 50% of our operating income or cash flow, and at the time of the entry by us into the agreement with respect to such merger, sale or transfer of assets, such other person controls the board of directors of PRG-Schultz, we will take such action as shall be necessary to ensure that each holder of a right, other than rights beneficially owned by such other person, which will thereafter be void, will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have an aggregate market price equal to twice the exercise price of the right for an amount in cash equal to the then current exercise price.

     Prior to an occurrence described above, we may at our option redeem all, but not less than all, of the then outstanding rights at a price of $.001 per right. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and each right will thereafter represent only the right to receive the redemption price in cash for each right so held. In addition, the rights agreement provides that if the board of directors, at the time the decision to redeem is made, includes any directors who were elected by the shareholders, but not nominated by the board of directors in office immediately prior to their election, then redemption requires the vote of the majority of the remaining directors.

     Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder, including the right to vote or to receive dividends. Under the rights agreement, until the occurrence of either of the events described above, the rights may be transferred only with the common stock. The rights will expire on the earlier of action by the board of directors, the close of business on August 14, 2010, the date on which the rights are redeemed as described above, or the merger of PRG-Schultz into another corporation pursuant to an agreement entered into when there is no acquiring person unless such transaction would entitle our shareholders to shares of common stock of the acquiring company as described above.

     At the 2001 annual meeting, the shareholders approved a shareholder proposal which recommended that we redeem the rights, unless approved by the affirmative vote of a majority of shares entitled to vote at a meeting of shareholders held as soon as practicable. At a meeting of our board of directors in July 2001, the board appointed a special committee, consisting of Messrs. Golden, Greimann and Lowrey, to review the rights and related rights agreement and to report their recommendations to the board at the October 2001 meeting. At an October 2001 meeting, the special committee reported that in view of the significant change in ownership of PRG-Schultz that would result from the recently completed acquisition of Howard Schultz & Associates International, Inc., the advisability of modifying the rights plan should be considered by a special committee comprised of members of the post-acquisition, reconstituted board. In March 2002, the special committee recommended to the board, and the board approved, that the rights agreement be amended to remove those provisions allowing certain actions to be taken only by "continuing directors," as defined therein, contingent upon shareholder approval of an amendment to PRG-Schultz's articles of incorporation providing that directors may only be removed for "cause." The proposed amendment to the articles has been submitted to the shareholders for their approval at the May 2002 annual meeting.

     Our board of directors has taken sufficient action to exempt the proposed acquisitions from the provisions of the preferred share purchase rights plan.

CONVERTIBLE NOTES

     On November 26, 2001, we closed on a $95.0 million offering of our 4 3/4% convertible subordinated notes due 2006. We issued an additional $15.0 million of the notes on December 3, 2001, and on December 4, 2001, the initial purchasers of the notes issued on November 26, 2001 purchased an additional $15.0 million of the notes to cover over allotments, bringing to $125.0 million the aggregate amount issued. We received net proceeds from the offering of approximately $121.1 million. The proceeds of the notes were used to pay down our outstanding balance under our senior credit facility.

     The notes are convertible into our common stock at a conversion price of $7.74 per share, which is equal to a conversion rate of 129.1990 shares per $1,000 principal amount of notes, subject to adjustment. We may redeem some or all of the notes at any time on or after November 26, 2004 at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest, if prior to the redemption date, the closing price of our common stock has exceeded 140% of the then conversion price for at least twenty trading days within a period of thirty consecutive days ending on the trading date before the date of mailing of the optional redemption notice.

CERTAIN ARTICLES AND BYLAW PROVISIONS

     Shareholders' rights and related matters are governed by the Georgia Business Corporation Code and our articles of incorporation and bylaws. Certain provisions of our articles of incorporation and bylaws, which are summarized below, could either alone or in combination with each other, have the effect of preventing a change in control of PRG-Schultz or making changes in management more difficult.

Corporate Takeover Provisions

     Our bylaws make applicable certain corporate takeover provisions authorized by the Georgia Business Corporation Code relating to business combinations with interested shareholders. The corporate takeover provisions are designed to encourage any person, before acquiring 10% of our voting shares, to negotiate with and seek approval of our board of directors for the terms of any contemplated business combination. The corporate takeover provisions will prevent for five years certain business combinations with an "interested shareholder" (as defined in the corporate takeover provisions) unless:

     o prior to the time such shareholder became an interested shareholder, the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder,

     o in the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the outstanding voting shares of PRG-Schultz excluding, however, shares owned by our officers, directors, affiliates, subsidiaries and certain employee stock plans, or

     o subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in the interested shareholder becoming the owner of at least 90% of our outstanding voting shares and the business combination being approved by the holders of a majority of our voting shares, excluding from the vote the stock owned by the interested shareholder or by our officers, directors, affiliates, subsidiaries and certain employee stock plans.

     The corporate takeover provisions may be repealed only by the affirmative vote of:

     o two-thirds of all directors who are unaffiliated with an interested shareholder, and

     o a majority of all outstanding shares, excluding those held by affiliates of an interested shareholder. Shareholders who became interested shareholders prior to the time of the adoption of the corporate takeover provisions are not subject to such provisions.

     The HSA-Texas acquisition was approved by our board of directors such that the corporate takeover provisions will not apply to them.

Issuance of Preferred Stock

     Our articles of incorporation permit the board of directors to issue shares of preferred stock without shareholder approval, with the rights and privileges of such preferred stock determined by the board of directors. Through the issuance of such preferred stock, the board could confer rights upon existing shareholders that may make a takeover of us less desirable.

Classified Board of Directors

     Our board of directors is divided into three classes of directors serving staggered terms of three years each. As a result, it will be more difficult to change the composition of our board of directors, which may discourage or make more difficult an attempt by a person or group of persons to obtain control.

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

Transactions with Interested Shareholders

     Our bylaws provide that we will be subject to the fair price provisions of the Georgia Business Corporation Code (the "Fair Price Provisions"). The Fair Price Provisions require that certain business combinations between PRG-Schultz and shareholders who beneficially own ten percent or more of our outstanding stock must satisfy certain conditions unless the business combination is:

     o unanimously approved by members of the board of directors who are not affiliated with the interested shareholder, or

     o    recommended by two-thirds of such unaffiliated  directors and approved
          by  a  majority  of  outstanding  shares,   excluding  those  held  by
          affiliates of the interested shareholder.

     The conditions to be satisfied require that:

     o the aggregate of the cash and fair market value, as defined in the Georgia Business Corporation Code, of property exchanged for shares is equal to the highest of: the highest per share price paid by the interested shareholder within certain periods, the fair market value of the shares on the day the interested transaction is announced, or the highest preferential amount to which holders of such shares would be entitled upon liquidation or dissolution;

     o the interested shareholder acquires the shares using the same form of consideration as used in any prior acquisition of the shares; and

     o there have not been certain changes in our dividend policy or practice since the interested shareholder became an interested shareholder.

     The HSA-Texas acquisition was approved by our board of directors such that the Fair Price Provisions do not apply to it.

Constituency Considerations

     Our articles of incorporation provide the board of directors the right to consider the interests of various constituencies, including employees, clients and creditors of the company, as well as the communities in which we are located, in addition to the interest of PRG-Schultz and its shareholders, in discharging their duties in determining what is in our best interests.

Special Meeting Call Restrictions

     Under our articles of incorporation, special meetings of the shareholders may only be called by the chairman of the board, the president, a majority of the board of directors or upon the written demand of the holders of 35% of the outstanding shares of common stock entitled to vote at any such meeting, provided that we have more than 100 shareholders. If we have 100 or fewer shareholders, 25% of the holders of the outstanding shares of common stock entitled to vote at a meeting may submit written demand for such meeting. This provision may make it more difficult for shareholders to require us to call a special meeting of shareholders to consider any proposed corporate action, including any sale of PRG-Schultz, which may be favored by the shareholders.

Number of Directors, Removal, Filling Vacancies

     Under our bylaws, the board of directors determines the number of directors on the board and fills any newly created directorships or director vacancies, although directors elected by the board to fill vacancies may serve only until the next annual meeting of shareholders at which directors are elected by the shareholders to fill such vacancies.

Limitation of Directors' Liability

     Our articles of incorporation eliminate, subject to certain exceptions, the personal liability of directors to PRG-Schultz or its shareholders for monetary damages for breaches of such directors' duty of care or other duties as a director. The articles do not provide for the elimination of or any limitation on the personal liability of a director for:

     o any appropriation, in violation of the director's duties, of any business opportunity of ours,

     o acts or omissions that involve intentional misconduct or a knowing violation of law,

     o    unlawful corporate distributions, or

     o    any transaction from which the director received an improper benefit.

In addition, our bylaws provide broad indemnification rights to directors and officers so long as the director or officer acted in a manner believed in good faith to be in or not opposed to our best interests, and with respect to criminal proceedings, if the director had no reasonable cause to believe his or her conduct was unlawful. These provisions of the articles and bylaws will limit the remedies available to a shareholder who is dissatisfied with an action protected by these provisions, and such shareholder's only remedy in that circumstance may be to bring a suit to prevent the board's action. In many situations, this remedy may not be effective, as, for example, when shareholders have no prior awareness of the board's consideration of the particular transaction or event.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Wachovia Bank, National Association.

                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discusses the material U.S. federal income tax consequences to holders of the notes or our common stock into which the notes may be converted. This discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your personal circumstances. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, applicable existing and proposed U.S. Treasury regulations, and judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to differing interpretation. Except as otherwise noted, this summary applies only to holders that purchase the notes upon their initial issuance at their "issue price," as defined in Section 1273 of the Internal Revenue Code, which is the first price at which a substantial portion of the notes is sold to the public, and hold the notes and our common stock into which the notes may be converted as capital assets within the meaning of Section 1221 of the Internal Revenue Code, which generally means held for investment. It does not address tax consequences applicable to those holders that may be subject to special tax rules, such as:

     o    financial institutions,

     o    regulated investment companies,

     o    tax-exempt organizations,

     o    expatriates,

     o persons subject to the alternative minimum tax provisions of the Internal Revenue Code,

     o    pension funds,

     o    insurance companies,

     o    dealers in securities or foreign currencies,

     o persons that will hold notes or common stock as a position in a hedging transaction, straddle, conversion transaction, constructive sale, integrated transaction or other risk reduction transaction for tax purposes,

     o persons who hold notes through a partnership or other pass through entity, or

     o persons that have a primary form of currency other than the U.S. dollar, except as disclosed below under "Non-U.S. Holders."

     We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions. Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME, GIFT AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

     For purposes of this discussion, the term U.S. holder means a beneficial owner of a note or common stock that is for U.S. federal income tax purposes,
(1) a citizen or resident of the U.S., (2) a corporation, partnership or other entity created or organized in or under the laws of the U.S., (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (A) its administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have authority to control all of its substantial decisions, or (B) it was in existence on August 20, 1996, and has elected to continue to be treated as a U.S. trust. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or similar entity is generally attributed to its owners. A non-U.S. holder means a holder of a note or common stock that is not a U.S. holder for United States federal income tax purposes.

U.S. HOLDERS

     The following is a summary of the material U.S. federal income tax consequences resulting from the ownership and disposition of the notes and common stock by U.S. holders.

PAYMENT OF INTEREST

Stated Interest

     Any interest we pay on a note generally will be includable in the income of a U.S. holder as ordinary income at the time the interest is received or accrued in accordance with each U.S. holder's method of accounting for U.S. federal income tax purposes.

Liquidated Damages

     The interest rate on the notes is subject to increase by the payment of liquidated damages if the notes are not registered with the SEC within prescribed time periods. We intend to treat the possibility that we will pay such liquidated damages as subject to a remote and incidental contingency, within the meaning of applicable Treasury Regulations and, therefore, we believe that any such liquidated damages will not affect the yield to maturity on the notes and therefore will be taxable to U.S. holders at the time such damages accrue or are received in accordance with each such holder's method of accounting. Our determination that there is a remote likelihood of paying liquidated damages on the notes is binding on each U.S. holder unless the holder explicitly discloses in the manner required by applicable Treasury Regulations that its determination is different from ours. Our determination is not, however, binding on the IRS.

Repurchase at Option of Holders Upon Change in Control

     A U.S. holder may require us to redeem any and all of the U.S. holder's notes if a change in control occurs, as that term is defined in "Description of the Notes--Repurchase at Option of Holders Upon a Change in Control." If we are required to repurchase your notes upon the occurrence of a change in control and we opt to pay the repurchase price in our common stock, we must pay to you a number of shares of our common stock equal to the principal amount of the notes you submit to us for repurchase, plus accrued and unpaid interest, up to but excluding the repurchase date, divided by 95% of the average of the closing sale price of our common stock measured over a five day period. We intend to treat the possibility of repurchasing all or any portion of your notes for our common stock upon the happening of a change in control as a remote and incidental contingency for U.S. federal income tax purposes, within the meaning of applicable Treasury Regulations. Accordingly, we believe that the possibility of repurchasing all or any portion of your notes for our common stock upon the happening of a change in control will not affect the yield to maturity on the notes and therefore you will be taxable at the time repurchase payments, if any, accrue or are received in accordance with your method of accounting. Our determination that there is a remote likelihood of a change in control is binding on each U.S. holder unless the holder explicitly discloses in the manner required by applicable Treasury Regulations that its determination is different from ours. Our determination is not, however, binding on the IRS.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     Except as set forth below under "Conversion of the Notes" and "Market Discount," upon the sale, exchange or redemption of a note, including the repurchase of a note for cash pursuant to the exercise of a repurchase right in the event of a change in control, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and the U.S. holder's adjusted tax basis in that note. For these purposes, the amount realized on the sale, exchange or redemption of a note does not include any amount attributable to accrued but unpaid interest, which will be taxable as such unless previously taken into account. Subject to the market discount and amortizable premium rules discussed below, a U.S. holder's adjusted tax basis in a note generally will be the U.S. dollar value of the purchase price of that note on the date of purchase increased by any market discount previously included in income by the holder and reduced by any amortized premium. Gain or loss so recognized will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange or redemption, the note was held for more than one year. In general, the maximum federal tax rate for noncorporate taxpayers on long-term capital gain is 20% with respect to capital assets including the notes and common stock, and 18% if such capital assets are held for more than five years. Capital gain on assets having a holding period of one year or less at the time of their disposition is taxed as short-term capital gain at a current maximum federal rate of 39.1% in the hands of noncorporate taxpayers. However, under recently enacted tax legislation, the maximum federal tax rate for short-term capital gains and ordinary income will be reduced, over the next five years, from 39.1% to 35% by January 1, 2006. For individual taxpayers, the deductibility of capital losses is subject to limitations. For corporate taxpayers, both capital gains and ordinary income are subject to a maximum regular federal tax rate of 35%, and capital losses of corporate taxpayers are generally deductible only to the extent of capital gains.

CONSTRUCTIVE DIVIDENDS ON NOTES

     The conversion  price of the notes may adjust under certain  circumstances.
Section 305 of the Internal Revenue Code treats as a distribution taxable as a dividend, to the extent of our current or accumulated earnings and profits, certain actual or constructive distributions of stock with respect to stock or convertible securities. Under applicable Treasury regulations, an adjustment of the conversion price may, under certain circumstances, be treated as a constructive dividend to the extent it increases the proportional interest of a U.S. holder of a note in our fully diluted common stock, whether or not the holder ever converts the note into our common stock. Generally, a holder's tax basis in a note will be increased by the amount of any constructive dividend. Similarly, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to U.S. holders of common stock.

CONVERSION OF THE NOTES

     A U.S. holder generally will not recognize any income, gain or loss upon conversion of a note into our common stock, and although not free from doubt, a U.S. holder generally should not recognize any income, gain or loss upon the repurchase of a note, in the event of a change in control, for common stock pursuant to the exercise of such repurchase right, except with respect to cash received in lieu of a fractional share of common stock, except to the extent that the common stock issued upon conversion is treated as attributable to accrued interest on the note, which will be treated as interest for federal income tax purposes, and except in some cases with respect to market discount, as described below under "Market Discount." A U.S. holder's tax basis in the common stock received on conversion or repurchase of a note will be the same as that U.S. holder's adjusted tax basis in the note at the time of conversion or repurchase reduced by any basis allocable to a fractional share. The holding period for the common stock received on conversion or repurchase will generally include the holding period of the note converted or repurchased. However, a holder's tax basis in shares of common stock attributable to accrued interest generally will equal the amount of accrued interest included in income and the holding period will begin on the day following the date of conversion or repurchase.

     You should treat cash received in lieu of a fractional share of common stock upon conversion or repurchase as a payment in exchange for a fractional share of common stock. The receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss measured by the difference between the cash you received for the fractional share and your adjusted tax basis in the fractional share. The fair market value of the shares of common stock received which is attributable to accrued interest will be taxable as ordinary income.

DIVIDENDS ON COMMON STOCK

     If we make distributions on our common stock, those distributions will generally be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits as of the year of distribution, then as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of that stock.

     In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the U.S. holder owns less than 20% of the voting power and value of our stock, other than any non-voting, non-convertible, non-participating preferred stock. A corporate U.S. holder that owns 20% or more of the voting power and value of our stock, other than any non-voting, non-convertible, non-participating preferred stock, generally will qualify for an 80% dividends received deduction.

SALE OF COMMON STOCK

     Upon the sale or exchange of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. holder's adjusted tax basis in the common stock. That capital gain or loss will be long-term if the U.S. holder's holding period is more than one year, and will be short-term if the holding period is equal to or less than one year. In the case of certain noncorporate taxpayers, including individuals, long-term capital gains are taxed at a maximum federal rate of 20%, which decreases to 18% if such capital assets are held for more than five years, and short-term capital gains are taxed at a current maximum federal rate of 39.1%. However, under recently enacted tax legislation, the maximum federal tax rate for short-term capital gains and ordinary income will be reduced, over the next five years, from 39.1% to 35% by January 1, 2006. A U.S. holder's basis and holding period in our common stock received upon conversion of a note are determined as discussed above under "Description of the Notes--Conversion Rights." Corporate taxpayers are subject to a maximum regular federal tax rate of 35% on all capital gains and ordinary income, and capital losses of corporate taxpayers are generally deductible only to the extent of capital gains.

MARKET DISCOUNT

     The resale of the notes may be affected by the impact on a purchaser of the market discount provisions of the Internal Revenue Code. For this purpose, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition, other than at original issue, exceeds the U.S. holder's adjusted tax basis in the note. Subject to a limited exception, these provisions generally require a U.S. holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of maturity or disposition, unless the U.S. holder elects to include accrued market discount in income over the life of the note.

     This election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. holder, under a constant yield method. If an election is made to accrue market discount under a constant yield method, it will apply only to the note with respect to which it is made, and may not be revoked. A U.S. holder who acquires a note at a market discount and who does not elect to include accrued market discount in income over the life of the note may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. If a U.S. holder acquires a note with market discount and receives common stock upon conversion of the note, the amount of accrued market discount not previously included in income with respect to the converted note through the date of conversion will be treated as ordinary income when the holder disposes of the common stock.

AMORTIZABLE PREMIUM

     A U.S. holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium, referred to as Section 171 premium, from the purchase date to the note's maturity date under a constant-yield method that reflects semiannual compounding based on the note's payment period, with a corresponding decrease in tax basis. Amortizable premium, however, will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A U.S. holder of notes or common stock may be subject to backup withholding with respect to certain reportable payments, including interest payments, dividend payments and, under certain circumstances, principal payments on the notes. These backup withholding rules apply if the U.S. holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect taxpayer identification number, (iii) fails to report properly interest or dividends, or
(iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the U.S. holder is not subject to backup withholding. A U.S. holder who does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability. Backup withholding will not apply, however, with respect to payments made to certain U.S. holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established. We will report to U.S. holders of notes and common stock and to the IRS the amount of any reportable payments for each calendar year and the amount of tax withheld, if any, with respect to those payments.

NON-U.S. HOLDERS

     The following discussion is a summary of the principal U.S. federal income and estate tax consequences resulting from the ownership of the notes or our common stock by non-U.S. holders.

PAYMENT OF INTEREST

     Generally, interest income of a non-U.S. holder that is not effectively connected with a U.S. trade or business will be subject to a withholding tax at a 30% rate, or lower rate specified by an applicable income tax treaty. However, interest income earned on the notes by a non-U.S. holder may qualify for an exemption, referred to as the portfolio interest exemption, and as a result should not be subject to U.S. federal income tax or withholding, subject to the discussion below of backup withholding. Interest we pay on the notes to a non-U.S. holder generally should qualify for the portfolio interest exemption if:

     1. the interest is not effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder;

     2. the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote;

     3. the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership. For this purpose, the holder of notes would be deemed to own constructively the common stock into which it could be converted;

     4. the non-U.S. holder, under penalty of perjury, certifies to us or our agent that it is not a U.S. person and provides its name and address, or otherwise satisfies the applicable identification requirements; and

     5. the non-U.S. holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

     If a non-U.S. holder satisfies certain requirements, the certification described above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business.

     Recently revised Treasury regulations have modified the certification and identification requirements. These regulations now require foreign partnerships and certain foreign trusts to provide additional documentation which (i) certifies that the individual partners, beneficiaries, or owners of the partnership or trust are not U.S. holders, and (ii) provides the individual partners', beneficiaries', or owners' names and addresses.

     A non-U.S. holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless the interest is effectively connected with the conduct of a U.S. trade or business of the holder or a lower treaty rate applies and, in either case, the non-U.S. holder provides us with proper certification as to the holder's exemption from withholding. If the interest is effectively connected to the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally, and with respect to corporate holders and under certain circumstances, the branch profits tax, which is generally imposed on a portion of such income at a 30% rate, or a lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult applicable income tax treaties, which may provide different rules. Even though effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the holder delivers a properly executed IRS Form W-8ECI to us or to our agent. It is not clear whether the above discussion would be applicable to Liquidated Damages, if any, received by non-U.S. holders.

CONVERSION OF THE NOTES

     A non-U.S. holder generally will not be subject to U.S. federal income tax on the conversion of a note into shares of our common stock or upon a repurchase of a note for common stock upon a change in control. To the extent a non-U.S. holder receives cash in lieu of a fractional share of common stock on conversion, that cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock.

CONSTRUCTIVE DIVIDENDS ON NOTES

     The conversion price of the notes may adjust in certain circumstances. An adjustment could potentially give rise to a deemed distribution to non-U.S. holders of the notes. See "U.S. Holders--Constructive Dividends on Notes" above. In that case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal tax on dividends in respect of common stock. See "--Dividends" below.

DIVIDENDS

     Subject to the discussion below of backup withholding, dividends, if any, paid on our common stock to a non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax, subject to reduction for non-U.S. holders eligible for the benefits of certain income tax treaties. Dividends for this purpose may include stock distributions treated as deemed dividends as discussed in "U.S. Holders--Constructive Dividends on Notes" above. Under recently revised Treasury regulations holders will be required to satisfy certain certification requirements to claim treaty benefits.

     Except to the extent otherwise provided under an applicable tax treaty, a non-U.S. holder generally will be taxed in the same manner as a U.S. holder on dividends paid, or deemed paid, that are effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder, and if required by a tax treaty, is attributable to a permanent establishment maintained in the United States.

     If that non-U.S. holder is a foreign corporation, it may also be subject to a U.S. branch profits tax on a portion of that effectively connected income at a 30% rate or a lower rate as may be specified by an applicable income tax treaty.

GAIN ON DISPOSITION OF THE NOTES AND COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange or redemption of a note, or the sale or exchange of common stock, unless:

     1. in the case of an individual non-U.S. holder, that holder is present in the U.S. for 183 days or more in the year of the sale, exchange or redemption and certain other requirements are met; or

     2. the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder.

     However, if we were to become a U.S. real property holding corporation, or USRPHC, a non-U.S. holder could be subject to federal income tax withholding with respect to gain realized on the disposition of notes or shares of common stock. In that case, any withholding tax withheld pursuant to the rules applicable to dispositions of U.S. real property interests would be creditable against that non-U.S. holder's U.S. federal income tax liability and could entitle that non-U.S. holder to a refund upon furnishing required information to the IRS. We do not believe that we are a USRPHC or will become a USRPHC in the future.

U.S. FEDERAL ESTATE TAX

     A note held by an individual who at the time of death is not a citizen or resident of the U.S., as specifically defined for U.S. federal estate tax purposes, will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to that note would not have been effectively connected with the conduct by that individual of a trade or business in the U.S. Common stock held by an individual who at the time of death is not a citizen or resident of the United States, as specially defined for U.S. federal estate tax purposes, will be included in that individual's estate for U.S. federal estate tax purposes, and the applicable rate of tax may be reduced or eliminated if an estate tax treaty otherwise applies.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     We must report annually to the IRS and to each non-U.S. holder the amount of any interest or dividends paid to that non-U.S. holder, and tax withheld, if any, with respect to those payments. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is incorporated.

     U.S. backup withholding and information reporting will not apply to payments of interest or principal on the notes by us or our agent to a non-U.S. holder if the non-U.S. holder satisfies the certification or identification requirements described in "Non-U.S. Holders--Payment of Interest" above, unless the payor knows or has reason to know that the holder is not entitled to an exemption from information reporting or backup withholding tax. The payment of the proceeds on the disposition of notes or shares of common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a non-U.S. holder of notes or shares of common stock effected outside the United States to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if the broker is a U.S. person or has certain connections to the United States, information reporting requirements, but not backup withholding, will apply unless the broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge, or reason to know, to the contrary or unless the holder otherwise establishes an exemption.

PRG-SCHULTZ

     Under Section 163(1) of the Internal Revenue Code, no deduction is permitted for interest paid or accrued on any indebtedness of a corporation that is "payable in equity" of the issuer or a related party. Debt is treated as debt payable in equity of the issuer if the debt is part of an arrangement designed to result in payment of the instrument with or by reference to the equity of the issuer. Such arrangements could include debt instruments that are convertible at the holder's option if it is substantially certain that the option will be exercised. The legislative history indicates that it is not expected the provision will affect debt with a conversion feature where the conversion price is significantly higher than the market price of the stock on the date of the debt issuance. Accordingly, we do not believe that our interest deduction with respect to interest payments on the notes will be adversely affected by these rules.

                             SELLING SECURITYHOLDERS

     The notes were originally issued by us and, with respect to certain notes, immediately resold by the initial purchasers of the notes in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers. In addition, we sold certain notes directly to other institutional "accredited investors." Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and shares of common stock into which the notes are convertible.

     The following table sets forth information, as of February 28, 2002, with respect to the selling securityholders and the principal amounts of notes and PRG-Schultz common stock beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or the common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $125,000,000 aggregate principal amount of notes outstanding. $9,500,000 of the notes are not being registered in this offering. The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion price of $7.74 per share of common stock and a cash payment in lieu of any fractional share. The percentages of our common stock beneficially owned by the selling securityholders named in the table below were computed based on 63,605,220 shares of common stock outstanding on February 28, 2002. Information concerning any current note holders whose identity is not known to us that wish to become selling securityholders will be set forth in post-effective amendments from time to time. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion price of $7.74 per share.

                                        PRINCIPAL
                                        AMOUNT OF
                                          NOTES
                                       BENEFICIALLY                    COMMON STOCK
                                        OWNED AND      PERCENTAGE OF       OWNED       PERCENTAGE OF
                                         OFFERED           NOTES       PRIOR TO THE    TOTAL SHARES     COMMON STOCK
               NAME                     HEREBY (1)      OUTSTANDING      OFFERING       OUTSTANDING    OFFERED HEREBY
----------------------------------    --------------   -------------   -------------   -------------   --------------
AIG DKR Soundshore Holdings, Ltd..    $1,649,000            1.32%          213,049              *          213,049
AIG DKR Soundshore Strategic
   Holding Fund Ltd...............       969,000                *          125,193              *          125,193
AIG DKR Soundshore Opportunity
   Holding Fund Ltd...............     2,142,000            1.71%          276,744              *          276,744
Akela Capital Master Fund, Ltd....     1,000,000                *          129,199              *          129,199
Blum Capital Partners, L.P.(2)....    40,000,000           32.00%        8,956,842         13.02%        5,167,958
Blum Strategic Partners II, L.P.
   (2)............................    15,000,000           12.00%        1,937,984          2.96%        1,937,984
BNP Paribas Equity Strategies SNC
   (3)............................    13,000,000           10.40%        1,714,146          2.62%        1,679,587
CooperNeff Convertible Strategies
   Fund, L.P......................     5,340,000            4.27%          689,922          1.07%          689,922
Credit Suisse First Boston
   Convertible and Quantitative
   Strategies Master Fund Limited
   (3)............................       500,000                *           64,599              *           64,599
Deutsche Bank AG London (3).......     9,500,000            7.60%        1,227,390          1.89%        1,227,390
DKR Fixed Income Holding Fund
   Ltd............................     4,500,000            3.60%          581,386              *          581,386
Farallon Capital Institutional
   Partners II, L.P. (4) .........     1,615,000            1.29%          215,856              *          208,656
Farallon Capital Institutional
   Partners III, L.P. (4).........     1,615,000            1.29%          218,056              *          208,656
KBC Financial Products (Cayman
   Islands) (3)...................     2,500,000            2.00%          322,997              *          322,997
Quattro Fund Ltd..................     2,000,000            1.60%          258,398              *          258,398
S.A.C. Capital Associates, LLC....       500,000                *           64,599              *           64,599
Stinson Capital Partners, L.P. (2)    15,000,000           12.00%        1,937,984          2.96%        1,937,984
Stinson Capital Partners II,
   L.P.(2)........................     6,000,000            4.80%          775,194          1.20%          775,194
Stinson Capital Partners
   III,L.P.(2)....................     4,000,000            3.20%          516,796              *          516,796
Sturgeon Limited .................     1,660,000            1.33%          214,470              *          214,470

                                        PRINCIPAL
                                        AMOUNT OF
                                          NOTES
                                       BENEFICIALLY                    COMMON STOCK
                                        OWNED AND      PERCENTAGE OF       OWNED       PERCENTAGE OF
                                         OFFERED           NOTES       PRIOR TO THE    TOTAL SHARES     COMMON STOCK
               NAME                     HEREBY (1)      OUTSTANDING      OFFERING       OUTSTANDING    OFFERED HEREBY
----------------------------------    --------------   -------------   -------------   -------------   --------------
Tinicum Partners, L.P. (4)........       410,000                *           55,272              *           52,972
TQA Master Plus Fund, Ltd.........     1,000,000                *          129,199              *          129,199
Tribeca Investments, LLC (5)......    14,000,000           11.20%        1,808,786          2.77%        1,808,786
Whitebox Convertible Arbitrage
   Partners, L.P..................     3,115,000            2.49%          402,454              *          402,454
Any other holder of notes or
   future transferee from any such
   holder (6).....................     8,485,000            6.79%        1,096,253          1.69%        1,096,253
                                     ---------------   -------------   -------------   -------------   --------------
             TOTAL (6)              $115,500,000          92.40%       18,764,810         27.50%       14,922,480
                                     ===============   =============   =============   =============   ==============


*Represents less than 1%.

(1) Amounts indicated for each securityholder may be in excess of the total amount sold under this prospectus due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes and common stock.

(2) Common stock owned prior to this offering includes 3,229,975 shares the Blum Reporting Persons, as defined below, have the right to acquire upon conversion of convertible notes acquired on November 26, 2001, and an additional 1,937,985 shares the Blum Reporting Persons have the right to acquire upon conversion of convertible notes acquired on December 3, 2001. Information provided is based in part on a Schedule 13D filed on November 13, 2001, as amended on November 26, 2001, December 5, 2001 and March 1, 2002 by BLUM Capital Partners, L.P., a California limited partnership, ("BLUM L.P."); Richard C. Blum & Associates, Inc., a California corporation ("RCBA Inc."); RCBA GP, L.L.C., a Delaware limited liability company ("RCBA GP"); Blum Strategic GP II, L.L.C., a Delaware limited liability company ("Blum GP"); Blum Strategic Partners II, L.P., a Delaware limited partnership; and Richard C. Blum, the Chairman and a substantial shareholder of RCBA Inc. and a managing member of RCBA GP and Blum GP (collectively, the "Blum Reporting Persons"). BLUM L.P. is a California limited partnership whose principal business is acting as general partner for investment partnerships and providing investment advisory services. BLUM L.P. is an investment advisor registered with the Securities and Exchange Commission. The sole general partner of BLUM L.P. is RCBA Inc. The Blum Reporting Persons effectively control Stinson Capital Partners, L.P., Stinson Capital Partners II, L.P. and Stinson Capital Partners III L.P. Each of the Blum Reporting Persons reports that it has shares voting and dispositive power over the shares reported above. The principal office for each of the Blum Reporting Persons is 909 Montgomery Street, Suite 400, San Francisco, California 94133. Does not include 496,961 shares acquired by the Blum Reporting Persons in March 2002.

(3) This selling securityholder has represented to PRG-Schultz that, although it is affiliated with a broker or dealer, the selling securityholder purchased the securities shown in the ordinary course of business, and at the time of the purchase of the securities, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(4) Common stock owned prior to this offering includes a total of 470,284 shares the Farallon Reporting Persons, as defined below, have the right to acquire upon conversion of convertible notes acquired on November 26, 2001. Information provided is based in part on a Schedule 13G filed on November 29, 2001, by Farallon Capital Management LLC, a Delaware limited liability company; Farallon Capital Partners, L.P., a California limited partnership; Farallon Capital Institutional Partners, L.P., a California limited partnership; Farallon Capital Institutional Partners II, L.P., a California limited partnership; Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership; Tinicum Partners, L.P., a New York limited partnership; Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the above partnerships; Enrique H. Boilini; David I. Cohen; Joseph F. Downes; William F. Duhamel; Andrew B. Fremder; Richard B. Fried; Monica R. Landry; William F. Mellin; Stephen L. Millham; Meridee A. Moore; Thomas F. Steyer and Mark C. Wehrly (collectively, the "Farallon Reporting Persons"). Each of the Farallon Reporting Persons reports that it has shared voting and dispositive power over the shares reported above. The Farallon Reporting Persons hold an aggregate of $3,640,000 in notes which are convertible into 470,284 shares of common stock to be offered hereby, and beneficially own an aggregate of 489,184 shares prior to the offering (or less than one percent of the total outstanding shares). The principal office for each of the Farallon Reporting Persons other than Enrique Boilini is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The address of Enrique Boilini is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane, Greenwich, Connecticut 06830.

(5) This selling securityholder has identified itself as a broker or dealer, and accordingly it is deemed to be, under interpretations of the staff of the Securities and Exchange Commission, an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act.

(6) Other selling securityholders may be identified at a later date. To the extent that they are brokers or dealers, disclosure will be made that they are deemed, under interpretations of the staff of the Securities and Exchange Commission, to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. We will amend the registration statement to identify such other selling securityholders as their identities are made known to us. The numbers shown do not add to the total because some securities are beneficially owned by multiple parties shown above.

     None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with PRG-Schultz within the past three years, except as described below.

     Blum Capital Partners, L.P. and its affiliates, who currently beneficially own approximately 13.75% of PRG-Schultz's outstanding common stock, including stock obtainable upon conversion of convertible notes, purchased $40.0 million of the $125.0 million of PRG-Schultz's convertible notes due 2006. Mr. Colin Lind, an affiliate of Blum Capital Partners, has been nominated for election to PRG-Schultz's board of directors, at the 2002 annual meeting of shareholders.

     The initial purchasers purchased $110.0 million of the notes from us in private transactions in November 2001 and December 2001. We sold an additional $15.0 million in a private transaction in December 2001. All of the notes were "restricted securities" under the Securities Act prior to this registration.

     Information concerning other selling securityholders, including donees and pledgees of selling securityholders, will be set forth in prospectus supplements or post effective amendments from time to time, as necessary. Information concerning the securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus, or amendments to the registration statement, if and when necessary. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

                              PLAN OF DISTRIBUTION

     The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The notes and the common stock may be sold in one or more transactions at:

     o    fixed prices,

     o    prevailing market prices at the time of sale,

     o    prices related to the prevailing market prices,

     o    varying prices determined at the time of sale, or

     o    negotiated prices.

     In the case of the common stock, these sales may be effected in transactions:

     o on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including The Nasdaq National Market,

     o    in the over-the-counter market,

     o    otherwise   than   on   such   exchanges   or   services   or  in  the
          over-the-counter market,

     o through the writing of options, whether the options are listed on an options exchange or otherwise, or

     o    through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

     In connection with the sale of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the notes and the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or the underlying common stock to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling securityholders from the sale of the notes or the underlying common stock offered by them hereby will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our outstanding common stock is listed for trading on The Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on The Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

     In order to comply with the securities laws of some states, if applicable, the notes and the underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The  selling   securityholders   and  any  broker-dealers  or  agents  that
participate in the sale of the notes and the underlying common stock may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders are deemed to be "underwriters," they may be subject to statutory liabilities, including, but not limited to, liabilities under Sections 11, 12 and 17 of the Securities Act.

     The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of the common stock by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders.

     A selling securityholder may decide not to sell any notes or the underlying common stock described in this prospectus. We cannot assure you that any selling securityholder will use this prospectus to sell any or all of the notes or the underlying common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

     With respect to a particular offering of the notes and the underlying common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

     o    the specific notes or common stock to be offered and sold,

     o    the names of the selling securityholders,

     o the respective purchase prices and public offering prices and other material terms of the offering,

     o the names of any participating agents, broker-dealers or underwriters, and

     o any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

     We entered into the registration rights agreement for the benefit of holders of the notes to register their notes and the underlying common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that we and the selling securityholders will indemnify each other and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the underlying common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the notes and the underlying common stock to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

     We are permitted to suspend the use of this prospectus in the event of certain pending corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period, but not to exceed an aggregate of 90 days in any 12-month period. However, if the duration of such suspension exceeds any of the periods above-mentioned, we have agreed to pay liquidated damages. Please refer to the section entitled "Description of the Notes - Registration Rights."

     If we have a stock split, stock dividend or similar transaction involving our common stock and, as a result, the numbers of shares of our common stock issuable upon conversion of the convertible notes increases, the registration statement that includes this prospectus will cover the additional shares from that increase. However, if we complete other transactions that cause an increase in the shares issuable upon conversion, those additional shares will not be covered by this registration statement, and we must file additional registration statements to cover the additional shares. In particular, we would need to file an additional registration statement to cover additional shares issuable due to any of the transactions listed in items 3 through 6 under "Description of the Notes - Conversion Right."

                                  LEGAL MATTERS

     The validity of the issuance of the notes and the common stock issuable upon conversion of the notes was passed upon for us by Arnall Golden Gregory LLP, 2800 One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3450. Jonathan Golden, a partner of Arnall Golden Gregory LLP, is a director of PRG-Schultz and beneficially owns approximately 1.2 million shares of PRG-Schultz common stock. As of January 17, 2002, attorneys with Arnall Golden Gregory LLP beneficially owned an aggregate of approximately 1.4 million shares of our common stock.

                                     EXPERTS

     The consolidated financial statements and schedule of PRG-Schultz International, Inc. and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the reports of KPMG LLP and Ernst & Young Audit, independent auditors, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2000 and 1999 consolidated financial statements refers to changes in accounting for revenue recognition.

     The combined balance sheets of Howard Schultz & Associates International, Inc. as of December 31, 2001 and 2000, and the related combined statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. You may read and copy any materials we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     We have agreed that if at any time the notes or the common stock issuable upon conversion of the notes are "restricted securities" within the meaning of the Securities Act of 1933 and we are not subject to the information reporting requirements of the Securities Exchange Act of 1934, we will furnish to holders of the notes and such common stock and to prospective purchasers designated by them the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933 to permit compliance with Rule 144A in connection with resales of the notes and such common stock.

     The SEC allows us to "incorporate by reference" information we file with the SEC, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede information contained in this prospectus.

     The following documents, which we filed with the SEC under the name The Profit Recovery Group International, Inc. until January 23, 2002, and as PRG-Schultz International, Inc. thereafter (File No. 0-28000), are incorporated by reference in and made a part of this prospectus:

     o    Annual Report on Form 10-K for the year ended December 31, 2001;

     o    Current Report on Form 8-K filed on January 2, 2002;

     o    Current Report on Form 8-K filed on January 17, 2002;

     o    Current Report on Form 8-K filed on February 5, 2002;

     o    Current Report on Form 8-K filed on February 20, 2002;

     o    Current Report on form 8-K filed on April 3, 2002; and

     o The description of PRG's common stock contained in PRG's registration statement on Form 8-A (Registration No. 0-28000) as declared effective by the SEC on March 26, 1996, as amended by the registration statement on Form 8-A/A on August 9, 2000.

     We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. These documents will be deemed to be incorporated by reference in this prospectus and to be a part of it from the date they are filed with the SEC.

     You may obtain a copy of these filings, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus or in a document incorporated by reference herein, at no cost, by writing or telephoning:

                                       PRG-Schultz International, Inc.
                                       Leslie H. Kratcoski
                                       Vice President, Investor Relations
                                       2300 Windy Ridge Parkway
                                       Suite 100 North
                                       Atlanta, Georgia 30339-8426
                                       (770) 779-3099

                                  $115,500,000

                         PRG-SCHULTZ INTERNATIONAL, INC.

                 4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006
          SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES


                                   PROSPECTUS


































YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the registrant in connection with the resale of the 4 3/4% Convertible Subordinated Notes Due 2006 and the common stock being registered. All of tHe amounts shown are estimates except the Securities and Exchange Commission (the "Commission") registration fee and the Nasdaq additional listing fee.

                                                                 Amount

       Commission Registration Fee ..........................  $   29,875
       Nasdaq additional listing fee ........................      22,500**
      *Legal Fees and Expenses  .............................      50,000
      *Accounting Fees and Expenses .........................      20,000
      *Miscellaneous Expenses ...............................      15,000
                                                               ----------

               *Total .......................................  $  137,375
                                                               ==========
---------------------------

*   Estimated

** Assumes notes have been converted into 14,922,480 shares of our common stock.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 8 of PRG's articles of incorporation and Article 7 of PRG's bylaws require PRG to indemnify its directors and officers to the fullest extent allowed by the Georgia Business Corporation Code, as amended from time to time. Under these indemnification provisions, PRG is required to indemnify any of its directors and officers against any reasonable expenses (including attorneys'
fees) incurred in the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was made a party, or in defense to any claim, issue or matter therein, by reason of the fact that such person is or was a director or officer of PRG or who, while a director or officer of PRG, is or was serving at PRG's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. PRG also is required to indemnify any of its directors or officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the name of PRG, in which event, additional determinations must be made before indemnification is provided) by reason of the fact that he or she is or was a director or officer of PRG who, while a director or officer of PRG, is or was serving at PRG's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if such director or officer acted in a manner he or she believed in good faith to be in, or not opposed to, the best interests of PRG, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. PRG may also provide advances of expenses incurred by a director or officer in defending such action, suit or proceeding upon receipt of a written affirmation of such officer or director that he or she has met certain standards of conduct and an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he or she is entitled to indemnification by PRG.

     PRG's articles of incorporation contain a provision which eliminates, to the fullest extent permitted by law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

     Pursuant to Section 14-2-851 through 14-2-857 of the Georgia Business Corporation Code, as amended, the directors, officers, employees and agents of PRG may, and in some cases must, be indemnified by PRG under certain circumstances against expenses and liabilities incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as directors, officers, employees and agents of PRG (including actions, suits or proceedings brought against them for violations of the federal securities laws).

     PRG has entered into indemnification agreements with each of its directors and certain executive officers ("Indemnitees"). Pursuant to such agreements, PRG shall indemnify each Indemnitee whenever he or she is or was a party or is threatened to be made a party to any proceeding, including without limitation any such proceeding brought by or in the right of PRG, because he or she is or was a director or officers of PRG or is or was serving at the request of PRG as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or because of anything done or not done by the Indemnitee in such capacity, against expenses and liabilities (including the costs of any investigation, defense, settlement or appeal) actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of PRG, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of PRG, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. If in the judgment of the board of directors of PRG an Indemnitee is reasonably likely to be entitled to indemnification pursuant to the agreement, all reasonable expenses incurred by or on behalf of such Indemnitee shall be advanced from time to time by PRG to the Indemnitee within thirty (30) days after PRG's receipt of a written request for an advance of expenses by such Indemnitee, whether prior to or after final disposition of a proceeding.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act"), may be permitted to directors, officers or persons controlling PRG pursuant to the foregoing provisions of the Georgia Business
Corporation Code and PRG's articles of incorporation by bylaws, PRG has been informed that indemnification is considered by the Commission to be against public policy and therefore unenforceable.

     PRG currently maintains an insurance policy which insures the directors and officers of PRG against certain liabilities, including certain liabilities under the 1933 Act.

     Pursuant to the Underwriting Agreement entered into by PRG in connection with its initial public offering of common stock and the Underwriting Agreements entered into in connection with its secondary public offerings of common stock in March 1998 and January 1999, the Underwriters thereunder have agreed to indemnify the directors and officers of PRG and certain other persons against certain civil liabilities.

     Pursuant to PRG's Stock Incentive Plan (the "Plan"), in addition to such other rights of indemnification that they may have as directors of PRG or as members of the Compensation Committee of the Board of Directors of PRG (the "Committee"), the members of the Committee shall be indemnified by PRG against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by PRG) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his or her duties.

     The asset agreement for the HSA-Texas acquisition provides that PRG will indemnify HSA-Texas and its shareholders and HSA-Texas' affiliates, directors, officers, employees and agents harmless from and against all claims, liabilities, lawsuits, costs, damages, or expenses, including reasonable attorneys fees and expenses incurred in litigation or otherwise, arising out of any sustained by any of them due to or relating to:

     o any misrepresentation or breach of any representation, warranty, covenant or agreement of PRG in the asset agreement; and

     o any liability or obligation incurred by HSA-Texas or any shareholder relating to the operation or ownership of the HSA-Texas business by PRG, or the ownership or use of the acquired assets by PRG, from and after the effective date.

     Concurrently with the closing, PRG, HSA-Texas, Howard Schultz, Andrew Schultz, the Andrew H. Schultz Irrevocable Trust and certain other affiliated Schultz family trusts which are parties to the asset agreement entered into an indemnification agreement which will set forth the procedures for indemnification, and the survival period and limitations on indemnification of the claims described above.

ITEM 16.  EXHIBITS

Exhibit
No.       Description
-------   -----------

4.1 Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001).

4.2 Applicable provisions of the Articles of Incorporation and Bylaws of the Registration (incorporated by reference to Exhibits 4.2 and 4.3 of the Registrant's Registration Statement on Form 8-A/A filed August 9,
          2000).

4.3* Indenture dated November 26, 2001 by and between Registrant and SunTrust Bank.

4.4* Registration Rights Agreement dated November 26, 2001 by and among the Registrant, Merrill Lynch Pierce, Fenner & Smith Incorporated and the Other Initial Purchasers

5*        Opinion of Arnall Golden Gregory LLP regarding legality.

12.1*     Statement Re: Computation of Ratios.

23.1* Consent of Arnall Golden Gregory LLP (Included as part of Exhibit 5 hereto).

23.2**    Consent of KPMG LLP.

23.3**    Consent of KPMG LLP.

23.4**    Consent of Ernst & Young Audit.

24*       Power of Attorney.

24.1*     Power of Attorney.

25.1* Form T-1 Statement of Eligibility and Qualification under Trust Indenture Act of 1939, as amended, of SunTrust Bank, Trustee under the Indenture.

99.1* Credit Agreement dated December 31, 2001 among the Registrant, Bank of America, N.A. as agent for the Lenders, and certain guarantors named therein.


_______________________
*  Previously filed.
**Filed herewith.


ITEM 17.  UNDERTAKINGS

          (a) The undersigned Registrant hereby undertakes as follows:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta and the State of Georgia, on April 23, 2002.

                                 PRG-SCHULTZ INTERNATIONAL, INC.

                                 By:  /s/ John M. Cook
                                      -----------------------------------
                                      John M. Cook
                                      Chief Executive Officer

SIGNATURE                                      TITLE                                                    DATE

/s/ John M. Cook                               Chief Executive Officer and Director              April 23, 2002
------------------------------------------     (principal executive officer)
John M. Cook

/s/ Donald E. Ellis, Jr.                       Executive Vice President, Finance,                April 23, 2002
------------------------------------------     Chief Financial Officer and Treasurer
Donald E. Ellis, Jr.                           (principal financial officer)

/s/ Allison Aden                               Senior Vice President, Finance                    April 23, 2002
------------------------------------------     (principal accounting officer)
Allison Aden

*                                              Chairman of the Board and Director                April 23, 2002
------------------------------------------
Howard Schultz

*                                              Vice Chairman and Director                        April 23, 2002
------------------------------------------
John M. Toma

*.                                             Director                                          April23, 2002
------------------------------------------
Arthur N. Budge, Jr.

*                                              Director                                          April 23, 2002
------------------------------------------
Stanley B. Cohen

*                                              Director                                          April 23, 2002
------------------------------------------
Jonathan Golden

*                                              Director                                          April 23, 2002
------------------------------------------
Garth H. Greimann

*                                              Director                                          April 23, 2002
------------------------------------------
Fred W.I. Lachotzki

*                                              Director                                          April 23, 2002
------------------------------------------
Nate Levine

*                                              Director                                          April 23, 2002
------------------------------------------
E. James Lowrey

*                                              Director                                          April 23, 2002
------------------------------------------
Thomas S. Robertson

*                                              Director                                          April 23, 2002
------------------------------------------
Andrew H. Schultz

*                                              Director                                          April 23, 2002
------------------------------------------
Jackie M. Ward

*By: /s/ Donald E. Ellis, Jr.
     -------------------------------------
     Donald E. Ellis, Jr.
     Attorney-in-Fact


                                  EXHIBIT INDEX


Exhibit
No.       Description
-------   -----------

4.1 Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001).

4.2 Applicable provisions of the Articles of Incorporation and Bylaws of the Registration (incorporated by reference to Exhibits 4.2 and 4.3 of the Registrant's Registration Statement on Form 8-A/A filed August 9,
          2000).

4.3* Indenture dated November 26, 2001 by and between Registrant and SunTrust Bank.

4.4* Registration Rights Agreement dated November 26, 2001 by and among the Registrant, Merrill Lynch Pierce, Fenner & Smith Incorporated and the Other Initial Purchasers

5*        Opinion of Arnall Golden Gregory LLP regarding legality.

12.1*     Statement Re: Computation of Ratios.

23.1* Consent of Arnall Golden Gregory LLP (Included as part of Exhibit 5 hereto).

23.2**    Consent of KPMG LLP.

23.3**    Consent of KPMG LLP.

23.4**    Consent of Ernst & Young Audit.

24*       Power of Attorney.

24.1*     Power of Attorney.

25.1* Form T-1 Statement of Eligibility and Qualification under Trust Indenture Act of 1939, as amended, of SunTrust Bank, Trustee under the Indenture.

99.1* Credit Agreement dated December 31, 2001 among the Registrant, Bank of America, N.A. as agent for the Lenders, and certain guarantors named therein.


_______________________
*  Previously filed.
**Filed herewith.